UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
______________________________

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SONOMAWEST HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.0001 per share

(2)	Aggregate number of securities to which transaction applies: 176,139

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

176,139 multiplied by the merger consideration of $10.05 per share

(4)	Proposed maximum aggregate value of transaction: $1,770,196.95

5)	Total fee paid: $205.52

☐	Fee paid previously with preliminary materials.

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $757.27

(2)	Form, Schedule or Registration Statement No.: Schedule TO-T/Schedule 13E-3 (File No. 005-34214)

3)	Filing Parties: Stapleton Acquisition Company, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust

(4)	Date Filed: April 1, 2011

NOTICE OF ACTION BY WRITTEN CONSENT
AND OF APPRAISAL RIGHTS

To the Stockholders of SonomaWest Holdings, Inc.:

Effective as of May 10, 2011, the holder of approximately 86% of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of SonomaWest Holdings, Inc., a Delaware corporation (the “Company” or “SonomaWest”), executed a written consent adopting an Agreement and Plan of Merger, dated as of May 10, 2011, by and between Stapleton Acquisition Company, a Delaware corporation (“SAC”), and the Company (the “Merger Agreement”), pursuant to which SAC will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by SAC or the Company, or by stockholders who have perfected appraisal rights, will be converted into the right to receive an amount in cash equal to $10.05, without interest (the “Merger Consideration”).

The Company’s Board of Directors (the “Board of Directors”), including all of the independent directors, has (i) determined that the terms of the Merger Agreement and the Merger are fair to and in the best interests of the Company and the holders of shares of Common Stock other than SAC, the Stapleton Group (as defined in the attached Information Statement) and its affiliates and the Company’s directors and executive officer, (ii) approved and declared advisable the Merger Agreement and the Merger and (iii) recommended to the holders of shares of Common Stock other than SAC that they adopt the Merger Agreement.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Under Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), stockholder action may be taken without a meeting and without prior notice by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, the holder of approximately 86% of the voting power of the outstanding shares of Common Stock entitled to vote has adopted the Merger Agreement. No other vote or stockholder action is required.

This Notice and the attached Information Statement are being sent to you for informational purposes only. Your vote is not required for the completion of the Merger and you are not being asked to take any action in connection with the Merger prior to its completion. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the action will not be effective until 20 calendar days after the date the attached Information Statement is sent to our stockholders. Please do not send us your SonomaWest stock certificates. You will be advised once the Merger is completed and be given an opportunity to exchange your shares of Common Stock for the Merger Consideration or, if you have perfected your appraisal rights, seek appraisal of your shares of Common Stock, as provided by Delaware law.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Notice and the Information Statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL and of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the Information Statement.

By order of the Board of Directors,

Craig R. Stapleton
President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

June 3, 2011

INFORMATION STATEMENT

SONOMAWEST HOLDINGS, INC.

2064 Highway 116 North
Sebastopol, California 95472-2662

INTRODUCTION

This Information Statement is furnished on behalf of SonomaWest Holdings, Inc., a Delaware corporation (the “Company” or “SonomaWest”), to the holders of record at the close of business on May 10, 2011 (the “Record Date”) of the Company’s shares of outstanding common stock, par value $0.0001 per share (the “Common Stock”), in connection with action to be taken by the Company as a result of a written consent, dated May 10, 2011 (the “Written Consent”), executed and delivered by the holder of approximately 86% of the voting power of the outstanding shares of Common Stock. This Information Statement is first being mailed to stockholders of the Company on or about June 3, 2011.

The Written Consent adopted the Agreement and Plan of Merger, dated as of May 10, 2011, by and between Stapleton Acquisition Company, a Delaware corporation (“SAC”), and the Company (the “Merger Agreement”). The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), SAC will merge with and into the Company (the “Merger”), the separate corporate existence of SAC shall thereupon cease and the Company shall continue as the surviving corporation in the Merger. Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by SAC or the Company, or by stockholders who have perfected appraisal rights, will be converted into the right to receive an amount in cash equal to $10.05, without interest (the “Merger Consideration”).

The Merger Agreement is the second and final step of the acquisition of SonomaWest by SAC. The first step was a cash tender offer disclosed in a Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO, as amended (the “Schedule TO”), filed with the Securities and Exchange Commission (the “SEC”), and commenced by SAC on April 1, 2011 to acquire all of the outstanding shares of Common Stock not owned by SAC, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust (collectively, the “Stapleton Group”), at a purchase price of $10.05 per share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2011, as amended (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, collectively constituted the “Offer”).

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Under Section 228 of the DGCL, unless prohibited in a corporation’s certificate of incorporation, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As a result of the Offer, SAC owns and is entitled to vote 1,075,228 shares of Common Stock representing approximately 86% of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date. Subsequent to the approval and recommendation by the Company’s Board of Directors (the “Board” or “Board of Directors”) of the Merger Agreement and the Merger, SAC executed and delivered to the Company the Written Consent adopting the Merger Agreement. Accordingly, the Merger Agreement has been adopted by approximately 86% of the voting power of the outstanding shares of Common Stock entitled to vote. As such, no vote or further action of the stockholders of the Company is required to approve the Merger.

Pursuant to Section 228(e) of the DGCL, prompt notice of the adoption of the Merger Agreement must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting. You are hereby being provided with this notice of the adoption of the Merger Agreement by less than unanimous written consent of the stockholders of the Company. However, under applicable securities regulations, the Merger cannot be completed until 20 calendar days after this Information Statement is sent to stockholders. We expect the Merger to occur on June 23, 2011, or as promptly as practicable thereafter.

Under Section 262 of the DGCL, SonomaWest stockholders that did not consent to the adoption of the Merger Agreement or waive their appraisal rights may be entitled to appraisal rights in connection with the Merger, as described in this Information Statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Common Stock at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as appraised by the Delaware Court of Chancery, instead of $10.05 per share in cash. This Information Statement and the accompanying Notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to this Information Statement.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this Information Statement is June 3, 2011.

TABLE OF CONTENTS

SUMMARY	1

THE MERGER	4

The Companies	4
Background of the Merger	5
Recommendation of the Board of Directors	10
Reasons for the Recommendation by the Board of Directors	11
April Special Committee Recommendation	11
Reasons for the Recommendation by the Special Committee	11
Opinion of the Special Committee’s Financial Advisor	16
Interests of Certain Persons in the Merger	26
Source and Amount of Funds	29
Fees and Expenses	29
Form of the Merger	30
Conversion of Shares; Procedures for Exchange of Certificates	30
Certain Effects of the Merger	30
Plans for the Company	31
Regulatory Approvals	31
Appraisal Rights	31
Material United States Federal Income Tax Consequences of the Merger	33
Legal Proceedings	37

THE MERGER AGREEMENT	37

Structure of the Merger	37
Effective Time of the Merger	38
Effect of the Merger on Capital Stock	38
Surviving Corporation Officers and Directors	38
Representations and Warranties	38
Covenants and Agreements	39
Conditions to the Merger	39
Termination	39
Modification, Amendment and Waiver	40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40

MARKET PRICE OF THE COMPANY’S COMMON STOCK AND DIVIDEND INFORMATION	41

FORWARD-LOOKING STATEMENTS	41

STOCKHOLDERS SHARING AN ADDRESS	42

INFORMATION INCORPORATED BY REFERENCE	42

WHERE YOU CAN FIND ADDITIONAL INFORMATION	42

ANNEX A AGREEMENT AND PLAN OF MERGER	A-1

ANNEX B OPINION OF DUFF & PHELPS, LLC	B-1

ANNEX C SECTION 262 APPRAISAL RIGHTS	C-1

i

SUMMARY

The information provided in question-and-answer format below is for your convenience and highlights important and material information from this Information Statement, but does not purport to be complete. You should carefully read this entire Information Statement, including each of the annexes attached to this Information Statement. We have included section references to direct you to a more complete description of the topics addressed in this summary.

Why did I receive this Information Statement?

Applicable requirements of Delaware law and the federal securities laws require us to provide you with information regarding the Merger. As explained more fully elsewhere in this Information Statement, since the Merger Agreement has been adopted by the written consent of a stockholder owning approximately 86% of the voting power of our outstanding shares of Common Stock, your consent to the Merger will not be required and is not requested. Nevertheless, this Information Statement contains important information about the Merger, including information regarding your rights of appraisal. Please refer to the sections of this Information Statement titled “Introduction” and “The Merger—Appraisal Rights.”

What is the proposed transaction?

The proposed transaction is the Merger of SAC with the Company whereby our stockholders will receive $10.05 per share net in cash and the Company will become a privately-held corporation. Please refer to the section of this Information Statement titled “The Merger.”

Why am I not being asked to vote on the Merger?

The Merger requires the adoption of the Merger Agreement by a majority of the outstanding shares of our Common Stock. SAC owns and is entitled to vote 1,075,228 shares of our Common Stock, representing approximately 86% of the voting power of the outstanding shares of our Common Stock as of the Record Date, and has executed a written consent adopting the Merger Agreement. As a result, no other vote or consent of our stockholders will be required or requested. Please refer to the section of this Information Statement titled “Introduction.”

What is the recommendation of our Board of Directors regarding the Merger Agreement?

The Board of Directors, including all of the independent directors, has (i) determined that the terms of the Merger Agreement and the Merger are fair to and in the best interests of the Company and the holders of shares of Common Stock other than SAC, the Stapleton Group and its affiliates and the Company’s directors and executive officer, (ii) approved and declared advisable the Merger Agreement and the Merger and (iii) recommended to the holders of shares of Common Stock other than SAC that they adopt the Merger Agreement. Please refer to the section of this Information Statement titled “The Merger—Recommendation of the Board of Directors.”

If the Merger is completed, what will I receive for my shares of Common Stock?

Upon completion of the Merger, each stockholder will be entitled to receive $10.05 per share in cash, without interest. The Merger Consideration will not be paid to any stockholder who is entitled to demand and properly demands appraisal of their shares under the DGCL. Following the completion of the Merger and upon the surrender of your shares of Common Stock, you will receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the number of shares represented by the certificates that you surrender, less any required withholding taxes.

After the completion of the Merger, SonomaWest will arrange for a letter of transmittal to be sent to you. The Merger Consideration will be paid to you once you submit the letter of transmittal together with properly endorsed stock certificates, if applicable, and any other required documentation. Please refer to the section of this Information Statement titled “The Merger—Conversion of Shares; Procedures for Exchange of Certificates.”

Will the Merger Consideration depend on our results of operations or the trading price of our Common Stock?

No. The value of the Merger Consideration is fixed. The Merger Agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition nor any change in the trading price of our Common Stock. Please refer to the section of this Information Statement titled “The Merger Agreement.”

Am I entitled to appraisal rights in connection with the Merger?

Yes. You are entitled to appraisal rights under Delaware law in connection with the Merger if it is completed and provided you take all the steps required to perfect your statutory appraisal rights. Please refer to the section of this Information Statement titled “The Merger—Appraisal Rights.”

Are there conditions to the completion of the Merger?

Yes. The completion of the Merger is conditioned on (i) the adoption of the Merger Agreement by a majority of the outstanding shares of Common Stock entitled to vote thereon, (ii) the filing with the SEC of preliminary and definitive information statements, and the delivery of a definitive information statement to the Company’s stockholders, in each case pursuant to Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the expiration of all applicable waiting periods thereunder or under any other federal or state securities laws, (iii) the absence of any judgment, law or other legal restraint or prohibition that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof and (iv) the accuracy of the representations and warranties of SAC contained in the Merger Agreement. Please refer to the section of this Information Statement titled “The Merger Agreement—Conditions to the Merger.”

When is the Merger expected to be completed?

Under applicable securities regulations, the Merger cannot be completed until 20 calendar days after this Information Statement is sent to stockholders. We expect the Merger to occur on June 23, 2011, or as promptly as practicable thereafter. Please refer to the section of this Information Statement titled “Introduction.”

If the Merger is completed, will the Company remain a public company?

No. Immediately after the completion of the Merger, SonomaWest will become a privately-held corporation owned by the individual members of the Stapleton Group. You will no longer have any interest in our future earnings or growth. Following the completion of the Merger, the registration of our Common Stock under the Exchange Act will be terminated. In addition, upon completion of the Merger, our Common Stock will cease to be traded on the over-the-counter “Pink Sheets.” Please refer to the section of this Information Statement titled “The Merger—Certain Effects of the Merger.”

Should I send in my stock certificates now?

No. After the Merger is completed, you will receive a letter of transmittal with detailed instructions for exchanging your stock certificates for the Merger Consideration. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration. Please refer to the section of this Information Statement titled “The Merger—Conversion of Shares; Procedures for Exchange of Certificates.” Please do not send your certificates in now.

Will I owe taxes as a result of the Merger?

In general, if you are a United States holder (as defined in the section of this Information Statement titled “The Merger—Material United States Federal Income Tax Consequences of the Merger”), your exchange of SonomaWest shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of having your SonomaWest shares converted into the right to receive cash in the Merger in light of your particular circumstances, including the consequences under applicable United States federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. Please refer to the section of this Information Statement titled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the Merger.

Where can I find more information about SonomaWest?

We file periodic reports and other information with the SEC. Such reports and other information are available on the Internet site maintained by the SEC at http://www.sec.gov. You may also call the SEC at 1-800-SEC-0330 for further information. Please refer to the section of this Information Statement titled “Where You Can Find Additional Information.”

Who can help answer my questions?

If you have questions about the Merger after reading this Information Statement, please contact SonomaWest in writing at our principal executive offices at 2064 Highway 116 North, Sebastopol, California 95472-2662, or by telephone (707) 824-2534.

THE MERGER

The Companies

SonomaWest Holdings, Inc.

SonomaWest Holdings, Inc., formerly Vacu-dry, was incorporated in 1946 and currently operates as a real estate management and rental company. The Company’s rental operations include two industrial/agricultural properties rented to third parties. The Company’s primary operating revenue is generated from the leasing of its two properties located in Sebastopol, California.

The Company’s telephone number is (707) 824-2534 and our principal executive offices are located at 2064 Highway 116 North, Sebastopol, CA 95472-2662.

Financial Information. The audited financial statements, including the notes thereto, included as Item 8 in SonomaWest’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as amended, and the unaudited condensed financial statements, including the notes thereto, included as Item 1 in SonomaWest’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 are incorporated by reference into this Information Statement. Copies of those reports and other documents filed by SonomaWest may be examined at or obtained from the SEC in the manner set forth in the section of this Information Statement titled “Where You Can Find Additional Information.”

SonomaWest’s ratio of earnings to fixed charges as of June 30, 2010 and June 30, 2009 was 9.9 to 1.0 and 24.5 to 1.0, respectively, and as of December 31, 2010 and December 31, 2009 was 7.7 to 1.0 and 11.1 to 1.0, respectively. SonomaWest’s book value per share as of March 31, 2011 was $0.79. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of Common Stock outstanding.

Stapleton Acquisition Company

Stapleton Acquisition Company was formed for the purpose of facilitating the acquisition of SonomaWest by the individual members of the Stapleton Group. To date, SAC has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the Merger, SAC will merge with SonomaWest, with SonomaWest continuing as the surviving corporation.

SAC’s telephone number is (203) 622-1382 and its principal executive offices are located at 135 East Putnam Avenue, Greenwich, CT 06830.

Each of the individual members of the Stapleton Group, namely Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, has contributed to SAC all of his or her shares of Common Stock in exchange for shares of SAC, pursuant to the terms and conditions set forth in the respective contribution and subscription agreements entered into by each of the foregoing individuals with SAC in connection with the Offer.

Craig R. Stapleton, the President of SAC, is the sole director and sole executive officer of SAC. Mr. Craig R. Stapleton is President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of SonomaWest. Mr. Craig R. Stapleton is also a Senior Advisor of Stone Point Capital LLC, in Greenwich, Connecticut, and is Lead Director on the Board of Abercrombie and Fitch. He served the United States as Ambassador to France from 2005 to 2009 and as Ambassador to the Czech Republic from 2001 to 2004. Mr. Craig R. Stapleton is a citizen of the United States. Mr. Craig R. Stapleton’s business address is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Dorothy W. Stapleton, the wife of Mr. Craig R. Stapleton, is currently and during the past five years has been a homemaker. Mrs. Dorothy W. Stapleton is a citizen of the United States. Mrs. Dorothy W. Stapleton’s business address is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Walker R. Stapleton and Wendy S. Reyes are the children of Mr. and Mrs. Stapleton. Mr. Walker R. Stapleton is currently Colorado State Treasurer. Mr. Walker R. Stapleton was President and Chief Executive Officer of SonomaWest from June 2005 to December 2010 and Chief Financial Officer of SonomaWest from October 2005 to December 2010. Mr. Walker R. Stapleton is a citizen of the United States. The business address for Mr. Walker R. Stapleton is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Wendy S. Reyes is trustee of Separate Property Trust, a California trust for the benefit of Mrs. Wendy S. Reyes. Mrs. Wendy S. Reyes is a citizen of the United States. The business address for Mrs. Wendy S. Reyes is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Neither SAC nor any of the individual members of the Stapleton Group has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. SAC has not made any arrangements in connection with the Merger to provide holders of shares of Common Stock access to its corporate files or to obtain counsel or appraisal services at its expense.

Background of the Merger

In September 2008, the members of the Stapleton Group, who at that time collectively owned approximately 45.5% of the outstanding shares of the Common Stock, sent a letter to the Board stating that SAC intended to commence a tender offer for all of the outstanding shares of Common Stock not owned by the Stapleton Group at a purchase price of $9.30 per share in cash. This represented a premium of approximately 55% over the closing price of the Common Stock on the date prior to the announcement of the proposed offer.

In connection with the September 2008 proposed tender offer, each individual member of the Stapleton Group entered into a contribution and subscription agreement with SAC, pursuant to which each such individual agreed to contribute his or her shares of Common Stock to SAC upon the closing of the proposed tender offer.

In the two weeks following receipt of the proposal letter, SonomaWest issued press releases announcing receipt of the proposal and the formation of the Special Committee, comprised of the board’s three disinterested directors. SonomaWest stated that the Special Committee intended to review carefully the proposal with the assistance of its advisors and planned to respond to the proposal upon completion of its review.

On October 1, 2008, SAC issued a press release announcing that it would likely delay commencing its proposed tender offer due to uncertainties in the credit markets. SonomaWest then announced that the Special Committee had suspended evaluation of the proposed tender offer by SAC in light of SAC’s announcement that it would delay the tender offer.

On November 6, 2008, SAC announced that in light of significant and continued uncertainties in the credit and real estate markets, it had determined not to proceed with its proposed tender offer and notified the Special Committee of the same. SAC and each of the individual members of the Stapleton Group agreed to terminate the contribution and subscription agreements previously entered into between SAC and each such individual.

On September 29, 2010, Kent M. Rowett, the manager of Leeward Investments, LLC (“Leeward Investments”), which is the general partner of Leeward Capital, L.P. (“Leeward Capital” and together with Leeward Investments, “Leeward”), which at that time beneficially owned approximately 7.5% of the outstanding shares of SonomaWest Common Stock, sent a letter to Mr. Walker R. Stapleton, who at that time was SonomaWest’s President, Chief Executive Officer and Chief Financial Officer, requesting that SonomaWest provide in its public disclosure property-level operating expenses in SonomaWest’s financial statements. Mr. Rowett also stated in the letter that SonomaWest’s stockholders should be given a clear idea of SonomaWest’s plans for realizing stockholder value going forward and encouraged the Board to consider paying regular cash distributions to stockholders if SonomaWest was not going private and was going to continue to own and manage its two remaining real properties.

On December 13, 2010, Mr. Rowett and Mr. Walker R. Stapleton met to discuss Mr. Rowett’s request relating to the inclusion of property-level operating expenses in SonomaWest’s financial statements. As part of the discussion, and in additional conversations during the following weeks, Mr. Rowett and Mr. Stapleton also discussed whether the Stapleton family, in light of its earlier efforts to take SonomaWest private in the fall of 2008, had any present intention to acquire the balance of the shares of the Common Stock not held by the family members. Mr. Walker R. Stapleton indicated that while the Stapleton family did not have a present intention to take SonomaWest private, they continued to evaluate their investment in SonomaWest, which evaluation included the possibility of acquiring the outstanding shares of Common Stock not owned by the family members. Mr. Walker R. Stapleton then asked Mr. Rowett whether, to the extent that the Stapleton family decided to revisit a going private transaction, Leeward would be willing to sell its shares in such a transaction and to enter into an agreement reflecting a commitment to sell its shares in connection with such a transaction. Mr. Rowett indicated that Leeward would consider selling its shares and entering into a related agreement in connection with such a transaction depending on the price and the agreement’s other terms and conditions. Messrs. Walker R. Stapleton and Rowett agreed to continue their discussions regarding a going private transaction if and when the Stapleton family decided to pursue such a transaction.

On December 31, 2010, Mr. Walker R. Stapleton tendered his resignation from his positions of President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of SonomaWest and as a director of SonomaWest, effective as of such date, in connection with his upcoming swearing in as Colorado State Treasurer.  On the same day, the Board appointed Craig R. Stapleton to the positions of President, Chief Executive Officer and Chief Financial Officer of SonomaWest, effective upon the resignation by Mr. Walker R. Stapleton from such positions. The Board also elected Mr. Craig R. Stapleton as a director of SonomaWest and as Chairman of the Board to fill the vacancies in these positions resulting from Mr. Walker R. Stapleton’s resignation.

On January 18, 2011, SAC proposed to Mr. Rowett a mutual confidentiality agreement to be entered into by SAC and Leeward prior to continuing any conversations relating to Leeward’s potential willingness to sell its shares if a going private transaction was pursued by the Stapleton Group.

On January 25, 2011, SAC and Leeward entered into the mutual confidentiality agreement, and counsel to the Stapleton Group provided Leeward with a first draft of an acquisition support agreement (the “Support Agreement”), pursuant to which Leeward would agree that, if Leeward and SAC could agree on a minimum price and if the Stapleton Group decided to pursue a going private transaction at such price or above, Leeward would agree to sell its shares and to certain other covenants in connection with the transaction. Over the course of the following three weeks, SAC and Leeward proceeded with negotiations of the Support Agreement on the basis that the Stapleton Group had not yet decided whether to proceed with proposing a going private transaction and that Leeward had not yet agreed to a minimum price.

On February 18, 2011, Messrs. Craig R. Stapleton and Walker R. Stapleton called Mr. Rowett to inform him of the Stapleton Group’s decision that, subject to the execution of the Support Agreement if SAC and Leeward could agree on the minimum price, the Stapleton Group had decided that SAC would propose a tender offer to take SonomaWest private at or above such minimum price. After discussion between them, SAC and Leeward agreed on a tender price of not less than $8.90 per share and entered into the Support Agreement. Following this discussion, Messrs. Craig R. Stapleton and Walker R. Stapleton called each of the three disinterested directors of SonomaWest to inform them of the proposed tender offer and the Support Agreement with Leeward and to notify them that a formal proposal letter would follow.

After the close of the markets on February 18, 2011, Mr. Craig R. Stapleton delivered to the Board a letter informing them of SAC’s intention to commence, within four to six weeks, a tender offer for all of the outstanding shares of Common Stock not owned by the Stapleton Group at a purchase price of $8.90 per share in cash and of Leeward’s agreement to tender its shares at that price under the Support Agreement. Shortly thereafter, copies of the proposal letter and the Support Agreement were filed with the SEC and became publicly available (the “February Announcement”).

In connection with the proposed tender offer, on February 18, 2011 each individual member of the Stapleton Group entered into a new contribution and subscription agreement with SAC, pursuant to which each such individual agreed to contribute his or her shares of Common Stock to SAC upon the closing of the proposed tender offer.

On February 22, 2011, the Board appointed a special committee (the “Special Committee”) consisting entirely of independent directors to consider and respond to the notification from SAC of its intent to commence a tender offer, to evaluate any tender offer by SAC and to make a recommendation to the Company’s stockholders in respect of any such tender offer. The members of the Special Committee are Messrs. David J. Bugatto, Robert W.C. Davies and David A. Janke.

The Special Committee held a telephonic meeting on February 22 to discuss the SAC proposal and to consider a process for evaluating and responding to the proposal. The Special Committee resolved to engage Morrison & Foerster LLP as its legal advisers and began a process for identifying potential financial advisers.

On February 24, 2011, SonomaWest issued a press release announcing the formation of the Special Committee and stating that the Special Committee intended to review carefully the proposal with the assistance of its advisors and planned to respond to the proposal upon completion of its review.

During the next several days, members of the Special Committee obtained proposals from various firms that might act as financial advisor to the Special Committee. Three firms were interviewed, and on March 4, 2011 the Special Committee met telephonically and agreed to engage Duff & Phelps, LLC (“Duff & Phelps”) as its financial advisor. The Special Committee also discussed the SAC proposal and a timetable and process for evaluating the proposal.

Following the Special Committee’s engagement of Duff & Phelps as its financial advisor, and under the Special Committee’s direction, Duff & Phelps contacted representatives of SonomaWest to request and began reviewing financial and other information of SonomaWest. Such review continued through the delivery of Duff & Phelps’ written presentation to the Special Committee on April 6, 2011.

Between February 22 and March 23, 2011, counsel for the Special Committee held a number of discussions with counsel for SAC regarding various legal aspects of the SAC proposal and regarding a request by the Special Committee that SAC reimburse SonomaWest for expenses incurred in evaluating and responding to the SAC proposal if SAC decided not to proceed with the proposal. No final agreement was reached with respect to this request for reimbursement.

On March 14, 2011, representatives of Duff & Phelps met at SonomaWest’s offices with certain employees and independent contractors of SonomaWest, including Gwendolyn Toney, Mike Babbini and Brendon Houston in order to receive information and ask questions regarding SonomaWest’s history, current and planned future operations, properties, financial condition and other pertinent matters.

On March 14, 2011, representatives of Duff & Phelps visited the principal properties owned by SonomaWest located in Sebastopol, California.

On March 16, 2011, representatives of Duff & Phelps initiated a telephone conversation with Mr. Walker R. Stapleton to inquire about SonomaWest and its business in connection with Duff & Phelps’ preliminary valuation analysis, based on Mr. Walker R. Stapleton’s perspective as the recent President, Chief Executive Officer and Chief Financial Officer of SonomaWest. On that day, Mr. David A. Janke, a co-chair of the Special Committee, also initiated a telephone conversation with Mr. Walker R. Stapleton regarding Mr. Walker R. Stapleton’s discussion with Duff & Phelps and to schedule a meeting to discuss the terms of the SAC proposal once the Special Committee had received and reviewed the results of Duff & Phelps’ preliminary analysis.

On March 16, 2011, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and the Special Committee’s legal advisors to discuss the SAC proposal. Duff & Phelps reported on the status of its activities, including an overview of the methodologies that Duff & Phelps expected to use in its analysis.

On March 24, 2011, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and the Special Committee’s legal advisors to discuss the SAC proposal. Duff & Phelps discussed with the Special Committee the status of its preliminary analysis, information being gathered for such analysis and other factors bearing upon its analysis. Duff & Phelps discussed with the Special Committee its preliminary comments regarding the proposed $8.90 per share tender offer price, including their preliminary view that the $8.90 tender offer price was below the level at which Duff & Phelps would be prepared to provide a fairness opinion.

On March 25, 2011, Mr. Craig R. Stapleton, Mr. Walker R. Stapleton, the members of the Special Committee and their respective counsel held a meeting by teleconference. During this meeting, members of the Special Committee informed Messrs. Craig and Walker R. Stapleton of the work that had been performed by Duff & Phelps, noting that such work had not been completed. Members of the Special Committee also discussed other information deemed relevant by the committee, such as the potential liquidation value of the company, the value of the company to SAC, trends in local real estate values and comments received from company stockholders. The Special Committee advised Messrs. Craig and Walker R. Stapleton that, taking into account all these factors, their preliminary view was that they might not be able to support or recommend a tender offer price of $8.90 and suggested that SAC raise the price to $11.90 per share. Following further discussion of these matters, including certain of the material underlying assumptions used by Duff & Phelps in its preliminary analysis, Messrs. Craig and Walker R. Stapleton generally stated their view that the assumptions underlying such preliminary analysis, which included analyses of the liquidation value of SonomaWest, were questionable and that SonomaWest is a viable going concern, such that, in their view, the liquidation value of SonomaWest is irrelevant to a determination as to whether the proposed tender offer price is fair to unaffiliated stockholders. Mr. Craig R. Stapleton informed the Special Committee members that the Stapleton Group was unwilling to raise the offer price to $11.90 per share, indicating that such price was well in excess of a price at which the Stapleton Group would be willing to proceed with the proposed tender offer. Mr. Craig R. Stapleton also reiterated SAC’s previously stated intention to commence the proposed tender offer within four to six weeks of the date that the proposal letter was sent to the board, noted that April 1, 2011 represented the end of the sixth week in this timeframe and indicated that the Stapleton Group did not intend to delay commencement of the proposed tender offer beyond this timeframe. The parties to the teleconference then agreed to take each other’s views under advisement and to discuss the offer price further early the following week.

On March 28, 2011, Messrs. Craig R. Stapleton and David A. Janke met to discuss the offer price. During this meeting, the two discussed the process to date, as well as the various courses of action under consideration by SAC with regard to the proposed tender offer. Mr. Craig R. Stapleton indicated that while the Stapleton Group continued to view $8.90 per share as a fair offer price, the Stapleton Group might be willing to increase the offer price from $8.90 per share and that the Special Committee’s support of an agreeable increase in the offer price would be an important factor in the Stapleton Group’s determination of whether to so increase the offer price. After further discussions regarding the fairness of the offer price, Mr. Janke indicated that he would discuss an offer price of approximately $10.00 per share with the other members of the Special Committee.

On March 28, 2011, the Special Committee held a telephonic meeting.  A representative of the Committee’s legal advisers participated in the meeting.  The Special Committee discussed Mr. Janke’s discussion with Mr. Craig R. Stapleton and considered the fairness of an offer at approximately $10.00 per share.

On March 29, 2011, the Special Committee held a telephonic meeting with representatives of Duff & Phelps to discuss the SAC proposal, including a possible increase in the offer price to approximately $10.00 per share. At that meeting, Duff & Phelps communicated that, based on their preliminary analysis, an offer price of approximately $10.00 per share would likely be considered fair from a financial point of view.  Duff & Phelps qualified this by explaining that neither its analysis nor the internal review process had been completed.  On the same day, the Special Committee then held a subsequent telephonic meeting where it was resolved that Mr. Janke would call Mr. Craig Stapleton to suggest a tender offer price of $10.05 per share.  Later that day, Messrs. Craig R. Stapleton and Janke exchanged telephone calls regarding the status of the Special Committee’s discussions.

On March 30, 2011, Mr. Janke called Mr. Craig R. Stapleton to inform him that if the offer price was increased to $10.05 per share, such an offer price would have the Special Committee’s support, subject to the Special Committee’s review of the other terms and conditions of the proposed tender offer and consideration of the final valuation analysis and fairness opinion of Duff & Phelps. Later that day, Mr. Craig R. Stapleton called Mr. Janke to inform him the Stapleton Group had decided to commence the offer at an offer price of $10.05 per share.

On April 1, 2011, prior to the open of trading, SAC announced the commencement of the Offer to purchase all of the outstanding shares of Common Stock not currently owned by the Stapleton Group for $10.05 per share in cash, conditioned upon at least a majority of the outstanding shares of the Common Stock not owned by the Stapleton Group (the “Majority of the Minority Condition”), without regard to shares held by directors or officers of SAC or SonomaWest (the “Unaffiliated Stockholders”), being validly tendered, and not withdrawn, and which condition may not be waived by SAC. The Offer stated that if the Offer was completed, SAC intended to merge as soon as reasonably practicable with SonomaWest and that pursuant to such merger, the remaining holders of SonomaWest Common Stock would receive the same $10.05 cash price per share as paid in the Offer (such merger, together with the Offer, the “Proposed Transaction” or “Transaction”). On April 1, 2011 following commencement of the Offer, legal counsel for SAC and legal counsel for the Special Committee held two discussions regarding the Offer to Purchase.

On April 4, 2011, the Special Committee held a telephonic meeting with its legal advisors to discuss the Offer to Purchase and the Special Committee’s response thereto.

The Special Committee met via teleconference on April 6, 2011 with representatives of Duff & Phelps and the Special Committee’s legal advisors participating. The Special Committee reviewed the terms of the Offer, the Merger and the Offer to Purchase, copies of which had been distributed to the Special Committee prior to the meeting. Duff & Phelps provided an overview of the financial terms of the Offer and discussed the methodologies, assumptions and limitations underlying Duff & Phelps’ analysis of the financial aspects of the Transaction, as summarized in a written presentation prepared by Duff & Phelps and distributed to the members of the Special Committee prior to the meeting. (For a summary of those methodologies, assumptions and limitations, see the section of this Information Statement titled “The Merger—Opinion of the Special Committee’s Financial Advisor.”) The members of the Special Committee asked questions of Duff & Phelps and discussed Duff & Phelps’ analyses.

On April 7, 2011, Duff & Phelps delivered its written opinion to the effect that, based on its analyses and subject to those limitations and assumptions, it was Duff & Phelps’ opinion that, as of April 7, 2011, the Offer Price to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Proposed Transaction was fair from a financial point of view to the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Following the receipt of Duff & Phelps’ opinion, the Special Committee met via teleconference on April 7, 2011 with the Special Committee’s legal advisors participating. After discussing the Offer and the Merger at length and considering certain matters described below, including the opinion of Duff & Phelps, the Special Committee, on behalf of the SonomaWest and by unanimous vote, (a) determined that the Proposed Transaction was fair to and in the best interests of (i) the stockholders of SonomaWest other than SAC, the Stapleton Group and its affiliates and (ii) the stockholders of the SonomaWest other than SAC, the Stapleton Group and its affiliates and SonomaWest’s directors and officers, and (b) recommended that the stockholders of SonomaWest other than SAC, the Stapleton Group and its affiliates accept the Offer and tender their shares of Common Stock pursuant thereto (such determination and recommendation, the “April Special Committee Recommendation”).

The Offer expired at 5:00 p.m., New York City time, on Friday, April 29, 2011. Following the expiration of the Offer, SAC informed the Company of the preliminary results of the Offer and of its intention to provide a subsequent offering period for all remaining shares of Common Stock.

On May 2, 2011, SAC announced that as of the expiration time of the Offer, approximately 411,124 shares (including approximately 6,782 shares subject to guarantees of delivery) had been validly tendered and not withdrawn. The number of shares tendered in the Offer through the expiration time of the Offer, together with the shares of Common Stock already owned by the Stapleton Group, represented approximately 81% of the outstanding shares of Common Stock. SAC announced that all shares that were validly tendered and not withdrawn had been accepted for purchase and payment at the Offer Price, and that all holders of these shares would be paid promptly in accordance with the terms of the Offer. That same day SAC also announced that it would provide a subsequent offering period for all remaining shares of Common Stock, commencing on May 2, 2011 and expiring at 5:00 p.m., New York City time, on May 6, 2011, unless extended. In this announcement SAC restated its intention to acquire any remaining outstanding shares of Common Stock following the expiration of the subsequent offering period by means of a merger. Also on May 2, 2011, each individual member of the Stapleton Group contributed his or her shares of Common Stock to SAC pursuant to the terms of his or her contribution and subscription agreement with SAC.

The subsequent offering period expired at 5:00 p.m., New York City time, on May 6, 2011. Following the expiration of the subsequent offering period, SAC informed the Company of the results of the Offer through the expiration of subsequent offering period, that based on these results SAC owned less than 90% of the outstanding shares of Common Stock, such that the short-form merger provisions of Delaware law would not be available for a merger, and that SAC accordingly intended to pursue a long-form merger. That same day counsel to SAC provided counsel to the Special Committee with a draft of the proposed Merger Agreement, and the parties discussed the Board of Directors considering and approving the Merger Agreement and the Merger at a previously scheduled Board of Directors meeting to be held on May 10, 2011. Prior to the May 10, 2011 Board of Directors meeting, counsel to SAC and counsel to the Special Committee negotiated certain terms and conditions of the proposed Merger Agreement.

On May 9, 2011, SAC announced that an aggregate of 472,925 shares were validly tendered pursuant to the Offer. The shares tendered in the Offer through the expiration of the subsequent offering period, together with the shares of Common Stock already owned by SAC, represented approximately 86% of the outstanding shares of Common Stock. SAC also announced that it intended to acquire all of the remaining outstanding shares of Common Stock by means of a merger under Delaware law, subject to the approval of SonomaWest’s Board of Directors and to the affirmative vote of a majority of SonomaWest’s outstanding shares of Common Stock. That same day and early the following morning SAC and SonomaWest proceeded with negotiations of the Merger Agreement.

On May 10, 2011, SonomaWest’s Board of Directors met via teleconference, with representatives of counsel to SAC participating and counsel to the Special Committee participating for the portion of the meeting which addressed the Merger and Merger Agreement. At the meeting, the directors reviewed the Company’s financial position and results of operations for the Company’s third fiscal quarter, and financial and other information concerning the Company for the period following the end of the Company’s third fiscal quarter. The independent directors, consisting of all of the members of the Special Committee, inquired of Mr. Craig R. Stapleton, in his capacity as Chief Executive Officer of SonomaWest, as to whether there had been any fundamental changes in SonomaWest’s financial condition, business, assets, results of operations or prospects since April 7, 2011, the date of the April Special Committee Recommendation. Mr. Craig R. Stapleton informed the independent directors that there had been no such changes and confirmed that he would deliver a certificate on behalf of the Company to that effect in connection with the proposed entry into the Merger Agreement. The directors then discussed the terms of the proposed Merger Agreement, and agreed on certain changes thereto to be reflected in the definitive version thereof. Following this discussion and a review of other factors and considerations, the Board of Directors, including all of the independent directors, then (i) determined that the terms of the Merger Agreement, with the agreed upon changes, and the Merger were fair to and in the best interests of the Company and the holders of shares of Common Stock other than SAC, the Stapleton Group and its affiliates and the Company’s directors and executive officer; (ii) approved and declared advisable the Merger Agreement and the Merger; and (iii) recommended that holders of shares of Common Stock other than SAC adopt the Merger Agreement.

Later that day, SonomaWest and SAC executed and delivered the Merger Agreement which contained the agreed upon changes. Following such execution and delivery, SAC, as the majority stockholder of SonomaWest, adopted the Merger Agreement by executing and delivering the Written Consent to SonomaWest. No other vote or stockholder action is required to approve or adopt the Merger Agreement.

On May 13, 2011, the depositary for the Offer informed SAC that the depositary had overstated the aggregate number of shares tendered in the Offer by a total of 50 shares, which shares had been subject to a guarantee of delivery but subsequently failed to comply with the terms for guaranteed delivery pursuant to the Offer, and that accordingly an aggregate of 472,875 shares were validly tendered pursuant to the Offer. On May 16, 2011, SAC amended its Schedule TO to reflect the same.

Recommendation of the Board of Directors

At a meeting held on May 10, 2011, the Board of Directors, including all of the independent directors:

(i)
determined that the terms of the Merger Agreement and the Merger were fair to and in the best interests of the Company and the holders of shares of Common Stock other than SAC, the Stapleton Group and its affiliates and the Company’s directors and executive officer;

(ii)	approved and declared advisable the Merger Agreement and the Merger; and

(iii)	recommended to the holders of shares of Common Stock other than SAC that they adopt the Merger Agreement.

Reasons for the Recommendation by the Board of Directors

In reaching the determinations and recommendation described above, the Board of Directors considered a number of factors, including the following material factors considered and discussed by the Board of Directors in reaching the determinations and recommendation described above:

•	the April Special Committee Recommendation, based on the analysis and factors described below, which was adopted by the Board of Directors;

•
the Special Committee having received from its independent financial advisor, Duff & Phelps, an opinion delivered on April 7, 2011 to the effect that the Offer Price to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Offer and the Merger (i.e., the Proposed Transaction) was fair from a financial point of view to the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates;

•
that there had been no fundamental changes in SonomaWest’s financial condition, business, assets, results of operations or prospects since April 7, 2011, and the certificate to that effect received from Mr. Craig R. Stapleton, in his capacity as Chief Executive Officer of SonomaWest; and

•
the Offer Price and Merger Consideration, and the terms and conditions of the Merger Agreement, were the result of what the Board of Directors believed were arms’ length negotiations between the Special Committee and SAC.

April Special Committee Recommendation

At a meeting held on April 7, 2011, the Special Committee, on behalf of the SonomaWest and by unanimous vote, (a) determined that the Offer and the Merger (i.e., the Proposed Transaction) was fair to and in the best interests of (i) the stockholders of SonomaWest other than SAC, the Stapleton Group and its affiliates and (ii) the stockholders of the SonomaWest other than SAC, the Stapleton Group and its affiliates and SonomaWest’s directors and officers, and (b) recommended that the stockholders of SonomaWest other than SAC, the Stapleton Group and its affiliates accept the Offer and tender their shares of Common Stock pursuant thereto.

Reasons for the Recommendation by the Special Committee

In reaching the April Special Committee Recommendation described above, including the determination of the fairness of the Proposed Transaction as described above, the Special Committee considered a number of factors and discussed those factors with its financial and legal advisors. The following is a summary of the material factors considered and discussed by the Special Committee in reaching the determinations and recommendation described above.

Supportive Factors

Cash Tender Offer; Certainty of Value. The Special Committee considered the all-cash nature of the consideration to be paid in the Offer and the Merger, which would allow holders of Common Stock (other than SAC and the Stapleton Group) to realize certainty of value for their shares of Common Stock.

Premium to Market Price. The Special Committee considered that the $10.05 Offer Price represented (i) a 54.6% premium over the closing price of $6.50 for the Common Stock on February 17, 2011, the last full trading day prior to the February Announcement; (ii) a 60.8% premium over the closing price of $6.25 for the Common Stock on February 11, 2011, one week prior to the February Announcement; and (iii) a 67.5% premium over the closing price of $6.00 for the Common Stock on January 18, 2011, one month prior to the February Announcement.

Negotiation Process and Increased Offer Price. The Special Committee and its advisors had several discussions with representatives of SAC regarding the Offer. During those discussions, SAC raised the Offer Price to $10.05 per share, representing a 13% increase from SAC’s initially announced proposed offer price on February 18, 2011 of $8.90 per share.

Lack of Liquidity and Low Trading Volume. The Special Committee considered that the Offer and the Merger would provide cash consideration to, and immediate liquidity for, the Unaffiliated Stockholders whose ability to sell their shares of Common Stock may have been adversely affected by low trading volume for the shares of Common Stock and the lack of coverage from investment analysts. The Special Committee also considered that these factors effectively limited the Company’s ability to use its Common Stock for acquisitions.

Financial Analyses and Fairness Opinion of Duff & Phelps. The Special Committee considered its discussions with Duff & Phelps and the opinion of Duff & Phelps delivered on April 7, 2011, to the effect that the Offer Price to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Proposed Transaction was fair from a financial point of view to the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates. The Special Committee also considered the written presentation made by Duff & Phelps on April 6, 2011, which presentation included financial and valuation analyses prepared by Duff & Phelps, and the Special Committee’s discussions with Duff & Phelps regarding the written presentation. The opinion of Duff & Phelps is described in the section of this Information Statement titled “The Merger—Opinion of the Special Committee’s Financial Advisor” and is included in its entirety as Annex B hereto.

The Special Committee noted that the opinion of Duff & Phelps addressed the fairness, from a financial point of view to the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, of the Offer Price to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Proposed Transaction, which includes the Unaffiliated Stockholders and the directors and officers of the Company that may be deemed to be affiliated with the Company but are not affiliated with Stapleton Group. The Special Committee was able to reach its fairness determination as to the Unaffiliated Stockholders because it considered that the Unaffiliated Stockholders would receive the same per share consideration in the Offer and the Merger.

Liquidation Value. The Special Committee considered the liquidation value of SonomaWest. Among other things, the Special Committee also considered that Duff & Phelps had estimated that the net proceeds that would be received by the SonomaWest’s stockholders if SonomaWest were to liquidate its real estate holdings over a three-month period, wind down its business, pay all liabilities and distribute the net proceeds to stockholders, would be approximately $10.0 to $10.7 million, or $7.97 to $8.55 per share. The Special Committee also considered that Duff & Phelps had estimated that the net proceeds that would be available for distribution to SonomaWest’s stockholders if SonomaWest were to sell off its real estate holdings over a one-year period, wind down its business, pay all liabilities and distribute the net proceeds to stockholders, would be approximately $11.3 to $13.6 million, or $9.03 to $10.80 per share. Duff & Phelps’ analysis contains numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters. For a more detailed discussion of Duff & Phelps’ analysis, see the section of this Information Statement titled “The Merger—Opinion of the Special Committee’s Financial Advisor.”

Financial Condition and Prospects of the Company. The Special Committee considered the current and historical financial condition, results of operations, competitive position and growth prospects of SonomaWest, and the current and expected conditions in the general economy and in the real estate industries, including the potential impact of such conditions on SonomaWest’s growth prospects. Among other things, the Special Committee considered (1) that SonomaWest’s net book value, as reflected in the SonomaWest’s then-current and historical balance sheets, was significantly lower than the market value of SonomaWest’s net assets and the Offer Price; (2) that SonomaWest’s going concern value, which is substantially related to SonomaWest’s earnings and cash flow, is significantly lower than the market value of SonomaWest’s net assets and the Offer Price; (3) that SonomaWest’s North Property enjoys a competitive advantage over similarly situated properties with respect to certain types of potential tenants, which enhances the value of the North Property; (4) that SonomaWest has been negatively impacted by conditions in the general economy and in the real estate industry, including the negative impact of the economic downturn on some of SonomaWest’s tenants, resulting in the failure by certain tenants to make timely rental payments to SonomaWest; and (5) the high costs of being a public company relative to the size of SonomaWest’s earnings and asset base.  The Special Committee also considered that the holders of Common Stock would continue to be subject to the risks and uncertainties of SonomaWest’s financial prospects unless the Common Stock was acquired for cash.

Comparison of Offer Price to Alternative of Remaining a Public Company. The Special Committee believed that there was uncertainty that sustained trading prices would approach the $10.05 Offer Price in the foreseeable future based on recent trading prices of the Company’s stock and because of then-current and expected conditions in the general economy and in the real estate industry. The Special Committee also considered the substantial and increasing cost of being a public company, including accounting fees, legal fees, salaries and other expenses, as well as significant time and attention from Company management, and the impact of such costs on the potential future public share price of the Company’s Common Stock. The Special Committee also considered the current lack of benefits provided by being a public company, since management had indicated that the Company was unlikely to require raising capital from outside sources in the foreseeable future or to pursue acquisitions that would utilize shares of Common Stock.

Potential Decline in the Market Price of the Shares of Common Stock if the Offer is Not Completed. The Special Committee considered the likelihood that, if the Offer was not completed, the market price for the shares of Common Stock would potentially decline to market prices similar to the market prices prior to SAC’s announcement that it intended to commence a tender offer. In addition, the Special Committee considered that SAC could seek to engage in open market or privately negotiated share purchases at prices that may be higher or lower than the Offer Price to increase its ownership of Common Stock and, if SAC were able to acquire 90% or more of the outstanding shares of Common Stock, it could effect a “short-form merger” without the vote of any other stockholder of the Company.

Absence of Strategic Alternatives. The Special Committee considered that the Stapleton Group owned approximately 48.1% of the Common Stock and recognized that any alternative strategic transaction was impossible as a practical matter without the support of the Stapleton Group. The Special Committee also considered the position of the Stapleton Group, as stated in the Offer to Purchase, that it remained unwilling to sell its shares of Common Stock to a third party or otherwise divest itself of such shares. The Special Committee concluded that the sale of the Company to a third party was not a feasible alternative to the Offer, and that a transaction with the Stapleton Group, or continuing the Company as a publicly-traded company, with the Stapleton Group remaining as controlling stockholders, were the only alternatives available as a practical matter.

Dividends. The Special Committee considered that no dividends had been paid on the Common Stock since August 2008, when the Company distributed certain MetroPCS Communications, Inc. securities to stockholders. The Special Committee also considered that no dividends were expected to be paid on the Common Stock for the foreseeable future.

Majority of the Minority Condition. The Special Committee considered that the Offer was subject to the Majority of Minority Condition, which SAC indicated in the Offer to Purchase it would not waive. By virtue of this condition, the holders of a majority of the outstanding shares of Common Stock other than those held by the Stapleton Group and the directors of the Company had the authority to decide, by choosing whether or not to tender their shares, whether the Offer should be completed.

Availability of Appraisal Rights. The Special Committee considered that stockholders who (a) did not tender their shares into the Offer and hold shares of the Common Stock at the effective time of the subsequent Merger, (b) do not wish to accept the consideration provided for in that Merger, (c) do not vote in favor of the Merger or consent thereto in writing and (d) comply with the procedures provided for in Section 262 of the DGCL, would be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. Those rights are summarized in the section of this Information Statement titled “The Merger—Appraisal Rights.” Section 262 of the DGCL, which governs appraisal rights, is attached hereto as Annex C.

Other Terms of the Offer. The Special Committee considered the other terms of Offer, which are described more fully in the section of the Offer to Purchase entitled “The Offer,” including that there were limited conditions precedent to the consummation of the Offer and the Merger and that there is no financing condition for the Offer or the Merger.

Potentially Negative Factors

Loss of Ability to Participate in the Future Growth of the Company. The Special Committee considered the fact that any stockholder who tendered its shares of Common Stock in the Offer or had its shares of Common Stock converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company, including any increases due to a general economic recovery or a continued recovery in the real estate industry. The Special Committee also considered that such stockholders also would receive the cash Offer Price and would not be exposed to the possibility of future declines in the price at which the shares of Common Stock trade.

Timing of the Offer. The Special Committee considered the fact that the Company’s principal properties are located in a market which has only begun to recover from a decline in the value of commercial real estate.  As a result, the profitability of the Company and the value of its assets might increase over the next several years.  The Special Committee also considered that the future performance and value of the Company could not be determined, and the Company’s dependence on two commercial properties increased its vulnerability to factors which might adversely affect such properties such as local economic conditions, changes in zoning requirements or similar developments.

Risk the Offer May Not be Completed. The Special Committee considered the risk that the conditions to the Offer might not be satisfied and, therefore, that the Common Stock might not be purchased pursuant to the Offer. The Special Committee considered the risks and costs to the Company if the Offer was not consummated, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships. However, the Special Committee believed that the risk that the Offer might not be consummated for reasons other than the decisions of holders of shares of Common Stock as to whether to accept the Offer and tender their shares is low due to the limited conditions to the consummation of the Offer, including the lack of a financing condition.

Tax Treatment. The Special Committee was aware that the receipt of the Offer Price would generally be taxable to stockholders. The Special Committee believed that this was mitigated by the fact that the entire consideration payable in the transaction would be cash, providing adequate cash for the payment of any taxes due. For details of the tax consequences of the Merger, please refer to the section of this Information Statement titled “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Other Factors

Conflicts of Interest. The Special Committee considered the conflicts of interest of the Company’s officer and directors, as described in the section of this Information Statement titled “The Merger—Interests of Certain Persons in the Merger.”

Going Concern Valuation. The Special Committee considered, but did not give any significant weight to, the Company’s going concern value because the Special Committee believed that the value of the Company’s net assets was significantly greater than the value of the Company as a going concern.

Other Factors Not Considered

Net Book Value; Other Factors Not Considered. The Special Committee did not consider net book value, which is an accounting concept, because it believed that net book value did not present a meaningful valuation for the Company and its business. The primary reason that the Special Committee believed that net book value did not present a meaningful valuation of the Company and its business is because the Company’s principal assets consisted of real property which was acquired many years ago, and as a result, the book value of the Company’s real property is significantly lower than its market value. For example, as of June 30, 2010, the North Property, which was acquired in 1983, had a book net carrying value of $685,000 as compared to Duff & Phelps’ estimate of the North Property’s market value ranging from $16.1 to $19.0 million, and SonomaWest’s South Property, which was acquired in 1976, had a net book carrying value of $221,000 as compared to Duff & Phelps’ estimate of the South Property’s market value ranging from $3.7 to $4.7 million. The Special Committee noted that the Company’s net book value as of December 31, 2010, calculated by dividing stockholders’ equity by the number of shares of Common Stock outstanding on such date, was $0.78 per share of Common Stock. Although the Special Committee did not consider net book value, it did consider Duff & Phelps’ analysis of the fair market value of the Company’s net assets. In addition, the Special Committee did not consider firm offers made by unaffiliated persons during the last two years to acquire all or a substantial part of the Company by merger, asset sale, acquisition of a controlling block of securities or otherwise, as no such firm offers were made during the last two years to the knowledge of the Special Committee.

Procedural Fairness

The Special Committee believed that sufficient procedural safeguards were present to ensure the procedural fairness of the Offer and the Merger and to permit the Special Committee to represent effectively the interests of the Company and the Unaffiliated Stockholders. These procedural safeguards included the following:

•	the Special Committee was solely comprised of directors who are independent of the Stapleton Group, and were not current or former employees or officers of the Company;

•
the Special Committee met numerous times following the initial announcement by SAC of its intention to commence a tender offer, and retained and received advice from its independent financial advisor, Duff & Phelps, and its independent legal counsel, Morrison & Foerster LLP;

•
the Special Committee’s arms’ length discussions, with the assistance of Duff & Phelps and counsel, with representatives of SAC regarding the valuation of the Common Stock, the Offer Price and other terms of the Offer and the Merger, as more fully described above in the section of this Information Statement titled “The Merger—Background of the Merger.”

•
the recognition by the Special Committee that it had no obligation to recommend the Offer or the Merger or any other transaction and could have rejected the Offer and the Merger in its sole discretion;

•	the Offer was subject to the Majority of the Minority Condition, which SAC had stated that it would not waive; and

•
stockholders who followed the prescribed procedure (as described in the section of this Information Statement titled “The Merger—Appraisal Rights”) would have the right to demand a judicial determination of the fair value of their shares under appraisal rights provisions of the DGCL.

The Special Committee was also aware of the actual conflict of interest of Mr. Craig R. Stapleton as well as the potential conflicts of the members of Company management who are expected to continue their employment with the Company after the completion of the Merger. The Special Committee believed that the process of using a special committee of directors without any significant relationships with the Stapleton Group (other than their status as directors of the Company) is a well established mechanism to manage this issue.

Given the procedural safeguards described above, the Special Committee did not consider it necessary to retain, and did not retain, an unaffiliated representative to act solely on behalf of the Company’s Unaffiliated Stockholders for purposes of negotiating the terms of the Offer or the Merger or preparing a report concerning the fairness of the Transaction.

The foregoing discussion of the information, reasons and factors that the Special Committee considered includes the material information, reasons and factors considered by the Special Committee, but is not intended to be exhaustive. The Special Committee did not find it practicable and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the Special Committee viewed its determination and recommendation as being based on the totality of the information presented to and considered by the Special Committee. In addition, each member of the Special Committee may have given different weights to different factors. Throughout its deliberations, the Special Committee received the advice of its legal and financial advisors who were retained to advise the Special Committee in connection with the Offer and related matters.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated March 8, 2011, the Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Offer. The Special Committee retained Duff & Phelps based on Duff & Phelps’ qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing real estate and real estate related companies. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged in providing financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of financial reporting, regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

On April 6, 2011, Duff & Phelps delivered a written presentation to the Special Committee which summarized their valuation analysis and set forth, among other things, certain assumptions made, certain matters considered and certain limitations on the review undertaken.

On April 7, 2011, Duff & Phelps delivered its written opinion to the Special Committee that, as of that date, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the $10.05 cash consideration (the “Consideration”) to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Proposed Transaction was fair from a financial point of view to the public stockholders of the Company, other than SAC, the Stapleton Group and its affiliates (without giving effect to any impact of the Transaction on any particular stockholder other than in its capacity as a stockholder).

The full text of Duff & Phelps’ written opinion, dated April 7, 2011, which sets forth, among other things, certain assumptions made, certain matters considered, and certain limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. The opinion expressed by Duff & Phelps was provided for the information and assistance of the Special Committee in connection with its consideration of the Offer, and such opinion did not and does not constitute a recommendation as to any action that any stockholder of SonomaWest should take in connection with the Offer or the Merger, and was not and is not a recommendation as to whether or not any stockholder should tender their shares in connection with the Offer or how any stockholder otherwise should act in connection with the Offer or the Merger. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.  Duff & Phelps’ written opinion was dated April 7, 2011 and has not been subsequently updated.  Duff & Phelps has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

THE DUFF & PHELPS WRITTEN OPINION AND WRITTEN PRESENTATION DID NOT ADDRESS SAC’S UNDERLYING BUSINESS DECISION TO EFFECT THE OFFER OR THE SPECIAL COMMITTEE’S UNDERLYING BUSINESS DECISION TO RECOMMEND THE OFFER, NOR DID IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THEY SHOULD TENDER THEIR SHARES.  DUFF & PHELPS WAS NOT ASKED TO, AND DID NOT, EXPRESS ANY OPINION AS TO:  (i) THE FAIRNESS OF ANY ASPECT OF THE OFFER OTHER THAN THE CONSIDERATION, (ii) THE TAX OR LEGAL CONSEQUENCES OF THE OFFER; OR (iii) THE REALIZABLE VALUE OF SONOMAWEST’S SHARES OR THE PRICES AT WHICH SONOMAWEST’S SHARES MAY TRADE.

The material set forth below summarizes the material financial and comparative analyses performed by Duff & Phelps, but does not purport to be a complete description of the financial analyses performed by Duff & Phelps or the data considered by it in connection with its opinion. The preparation of a financial opinion involves various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. In arriving at its opinion, Duff & Phelps utilized a number of analytical methodologies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the strengths and weaknesses of any particular technique. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’ own experience and judgment. No one method of analysis should be regarded as critical to the overall conclusion. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion.

The basis and methodology for Duff & Phelps’ opinion were designed specifically for the express purposes of the Special Committee and may not translate to any other purposes. Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of SonomaWest’s credit worthiness or otherwise as legal, tax or accounting advice. Duff & Phelps was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of SonomaWest or any alternatives to the Transaction, or advise the Special Committee or any other party with respect to alternatives to the Transaction. The opinion did not address the fairness of the Transaction to any specific stakeholder of SonomaWest, or the fairness of the contemplated procedures for effectuating the Transaction. In addition, Duff & Phelps did not express any opinion as to the market price or value of the Common Stock after any announcement concerning the Transaction or the consummation of the Transaction or the amount, nature or fairness of any compensation to be received by any of SonomaWest’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the public stockholders of SonomaWest in the Transaction. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

1.	Discussed the operations, financial condition and future prospects of the Company and the Transaction with Company management, members of the Special Committee and certain consultants to the Company;

2.	Reviewed the Tender Offer Statement on Schedule TO of SAC and the Schedule 13E-3 Transaction Statement of the members of the Stapleton Group dated April 1, 2011;

3.	Reviewed certain publicly available financial statements and other business and financial information of the Company;

4.
Reviewed certain internal financial statements and other financial and operating data concerning the Company, including those which the Company has identified as being the most current financial statements available;

5.	Reviewed the estimated revenues and wind down expenses prepared by Company management and its advisors;

6.	Performed site visits to the Company’s two properties (the “Subject Properties”), listed below:

a.	2064 Gravenstein Highway North, Sebastopol, CA

b.	1291, 1293, 1365, and 1382 Gravenstein Highway South, Sebastopol, CA

7.	Reviewed the following documents related to the Subject Properties:

a.	Tenant lists/rent rolls by building, dated as of March 8, 2011;

b.	Operating history on a per property basis for fiscal years 2008 – 2010 and year-to-date operating history through February 28, 2011;

c.	Operating budget on a per-property basis for the 2011 fiscal year; and

d.	Historical capital expenses for fiscal years 2006 – 2010 and fiscal 2011 budget;

8.	Analyzed selected real estate sale transaction data provided by CoStar Group, Inc. (“CoStar”) and public records supporting these transactions;

9.	Analyzed selected lease and asking rents provided by CoStar;

10.	Reviewed industry publications regarding market conditions, capitalization rates and discount rates;

11.	Reviewed the historical trading price and trading volume of the Common Stock; and

12.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

No limits were placed on Duff & Phelps by SonomaWest or the Special Committee in terms of the information to which it had access or the matters it could consider.

In performing its analyses and rendering its opinion with respect to the Transaction, Duff & Phelps, with the consent of the Special Committee:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Transaction;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

6.
Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

7.
Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.

In Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion effective as of April 7, 2011. Duff & Phelps’ opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of that date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after April 7, 2011. In the event of any such change prior to the completion of the Transaction, Duff & Phelps reserves the right to change, modify or withdraw its opinion.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the public stockholders of the Company in the Transaction, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’s express consent in each instance. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction; and (iv) does not indicate that the Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. As a result, Duff & Phelps’ opinion was only one of many factors taken into consideration by the Special Committee in making its determination with respect to the Transaction. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. Duff & Phelps has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

Valuation Analysis

Due to the nature of SonomaWest’s business, the relatively small amount of earnings and cash flow in comparison to the Company’s asset base, and the lack of comparable public companies, Duff & Phelps determined that certain common valuation methodologies, including a comparable public company analysis and comparable sale transaction analysis (which methodologies are generally considered to result in indications of going concern value), were not useful. Accordingly, as described below, Duff & Phelps’ opinion relied on (i) an analysis of SonomaWest’s net asset value; (ii) a review of the historical trading price of SonomaWest’s Common Stock over the past twelve months, and (iii) a premium analysis in which they reviewed the transaction premiums paid over market price in going private transactions.  Duff & Phelps also took into account its experience in valuing real estate and real estate related companies.

Net Asset Value Analysis. Duff & Phelps performed a hypothetical analysis to determine the estimated net proceeds that would be received by the SonomaWest stockholders if the Company were to sell off its real estate holdings over a one-year period, wind down its business, pay all liabilities and distribute the net proceeds to the stockholders. To perform this analysis, Duff & Phelps analyzed the estimated fair market value of SonomaWest’s assets and liabilities to determine SonomaWest’s net asset value, along with estimates of certain wind-down costs. Assets, such as deferred income taxes that result from timing differences between book depreciation and tax depreciation, were assumed to have no net realizable value. SonomaWest’s real estate holdings were adjusted to reflect an estimate of the net proceeds that would be received if the assets were to be sold over a 12-month period. All liabilities were assumed to be satisfied in full.

This hypothetical analysis assumed it would take approximately five quarters to complete the wind down of the business and distribution of net assets; therefore, the Company’s cash flows for that period of time are also included in the analysis.  Cash flows for the wind-down period were estimated by Company management and their consultants and include rental income on the properties, net of expenses such as salaries, severance pay, accounting and legal fees, insurance, and debt servicing costs.  The aggregate net cash outflows for the 15-month period, based on assumptions provided by Company management, ranges from $587,000 to $605,000. The range in cash outflows is a result of a certain severance agreement with terms that vary based on the value of the properties when sold.  Below is an exhibit summarizing Duff & Phelps net asset value indications:

Estimated Net Value to Shareholders - Low End of Range			Estimated Net Value to Shareholders - High End of Range
($ in thousands)			($ in thousands)
		Estimated			Estimated
	2/28/2011	Realizable		2/28/2011	Realizable
ASSETS	Balance Sheet	Value (1)	ASSETS	Balance Sheet	Value (1)

Cash and cash equivalents	$2,778	$2,778	Cash and cash equivalents	$2,778	$2,778
Accounts receivable, net	29	29	Accounts receivable, net	29	29
Prepaid income taxes	154	154	Prepaid income taxes	154	154
Prepaid expenses and other assets	31	31	Prepaid expenses and other assets	31	31
Deferred income taxes, net	60	0	Deferred income taxes, net	60	0

Total current assets	3,053	$2,992	Total current assets	3,053	$2,992

Real estate and other fixed assets	818	12,031	Real estate and other fixed assets (see adjacent schedule)	818	14,291
Deferred income taxes, net	290	0	Deferred income taxes, net	290	0
Prepaid commissions and other assets	95	38	Prepaid commissions and other assets	95	38

Total assets	4,256	15,061	Total assets	4,256	17,321

LIABILITIES AND SHAREHOLDERS' EQUITY			LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable	124	124	Accounts payable	124	124
Accrued payroll and related liabilities	31	31	Accrued payroll and related liabilities	31	31
Current note payable	250	250	Current note payable	250	250
Income taxes payable	178	178	Income taxes payable	178	178
Accrued expenses	33	33	Accrued expenses	33	33
Unearned rents	33	33	Unearned rents	33	33
Deferred income taxes, net	34	34	Deferred income taxes, net	34	34

Total Current Liabilities	683	683	Total Current Liabilities	683	683

LONG TERM LIABILITIES:			LONG TERM LIABILITIES:
Tenant deposits	326	326	Tenant deposits	326	326
Note payable (2)	2,208	2,124	Note payable (2)	2,208	2,124

Total Liabilities	3,218	3,134	Total Liabilities	3,218	3,134

Cash Flow - 1-Yr Sale Process (3)		(587)	Cash Flow - 1-Yr Sale Process (3)		(605)

Estimated Net Asset Value		$11,340	Estimated Net Asset Value		$13,583

(1) Per discussions with Company management and Duff & Phelps valuation of the Subject Properties.
(2) Note payable reflects principal payments through March 31, 2012.
(3) Net cash flows required to wind down the business including severance, insurance, and legal expenses.

Source: Balance sheet information as of February 28, 2011 based on internal unaudited financial statements provided by Company management.

Real Estate Holdings:  North Property and South Property

The estimated market values of the properties were determined using the sales comparison approach and the income capitalization approach.

The sales comparison approach is based upon the principle of substitution, which states that the limits of prices, rents, and rates tend to be set by the prevailing prices, rents, and rates of equally desirable substitutes. In conducting the sales comparison approach, Duff & Phelps gathered data on reasonably substitutable properties and made adjustments for transactional and property characteristics. The resulting adjusted prices led to an estimate of the price one might expect to realize upon sale of the property. The sales comparison approach, like each other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the sales comparison approach, should not be taken in isolation to be Duff & Phelps’s view of the valuation of SonomaWest’s real estate holdings.

The income capitalization approach consists of methods, techniques, and mathematical procedures to analyze a property’s capacity to generate monetary benefits (i.e., income and reversion) and convert these benefits into an indication of present value. The present value of these benefits is an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive these benefits as of the valuation date. There are two primary methods for converting monetary benefits into present value:  1) discounted cash flow, and 2) direct capitalization.

The present value of the income stream and the present value of the reversion are added together to obtain a value indication. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. The discounted cash flow analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These future cash flows are estimated and then discounted to their present value.

Direct capitalization uses a single year’s stabilized net operating income as a basis for a value indication. It converts estimated stabilized annual net operating income to a value indication by dividing the income by a capitalization rate. The rate selected includes a provision for recapture of the investment and should reflect all factors that influence the value of the property.

North Property

In its analysis of the North Property, Duff & Phelps utilized the income capitalization approach and sales comparison approach to estimate a reasonable range of fair market value of the property. The income capitalization approach was performed using the discounted cash flow method and the direct capitalization method. Based on Duff & Phelps’ research, including industry surveys and an analysis of implied capitalization rates for selected sales of industrial properties (see schedule below), as well as its professional judgment, Duff & Phelps made the following assumptions with regards to the income capitalization approach:  annual contract rent growth of 3.00% per year; annual market rent growth of 3.00% per year; an overall capitalization rate of 8.25%; a terminal capitalization rate of 8.50%; and a discount rate range of 9.00% to 10.00%. The resulting estimated value range utilizing the discounted cash flow analysis was $16,600,000 to $17,900,000. The resulting estimated value point utilizing the direct capitalization approach was $17,900,000.

Industry Surveys - Capitalization Rates
			Minimum	Maximum	Average	Spread to Terminal
Pwc Real Estate Investor Survey	4th Qtr 2010	National Warehouse	6.00%	12.00%	7.98%	0.31%
Real Estate Research Corporation	4th Qtr 2010	Warehouse - West Region, Second Tier	7.00%	10.00%	8.40%	0.50%
				Average	8.19%	0.41%

Industry Surveys - Terminal Rates
			Minimum	Maximum	Average	Spread to OAR
Pwc Real Estate Investor Survey	4th Qtr 2010	National Warehouse	7.00%	12.00%	8.29%	0.31%
Real Estate Research Corporation	4th Qtr 2010	Warehouse - West Region, Second Tier	7.00%	11.00%	8.90%	0.50%
				Average	8.60%	0.41%

Industry Surveys - Discount Rates
			Minimum	Maximum	Average	Spread to OAR
Pwc Real Estate Investor Survey	4th Qtr 2010	National Warehouse	6.80%	12.50%	9.05%	1.07%
Real Estate Research Corporation	4th Qtr 2010	Warehouse - West Region, Second Tier	7.00%	12.50%	10.10%	1.70%
				Average	9.58%	1.39%

Industrial Sales Cap Rates
Comparable	City, State	Price	Size/GLA sold	Date	OAR
Plaza Commerce Center, 30069-30083 & 30085-30099 Ahern Ave	Union City, CA	$6,300,000	86,271	Dec-10	7.20%
Napa Airport Centre, 770 Skyway Ct	Napa, CA	$7,575,000	101,200	Dec-10	7.52%
Napa Airport Centre, 621 Airpark Rd (7 Properties)	Napa, CA	$30,000,000	230,390	Jan-11	8.30%
33200-33220 Lewis Ave, 33200-33220 Lewis Ave	Union City, CA	$6,200,000	98,500	Dec-10	6.50%
Pinole Point/ Bayside Business Park, 48350 Fremont Blvd (4 Properties)	Fremont, CA	$60,000,000	720,450	Sep-10	6.50%
FedEx Ground, 500 Caletti Ave	Windsor, CA	$12,500,000	64,689	Aug-10	8.35%
Average					7.40%
Adjusted Average, based on Δ in economic conditions from sale dates					7.33%

The sales comparison approach was performed utilizing five completed transactions and two current listings, with adjustments for transactional and property characteristics (see schedule below). No property considered in this analysis is identical to the North Property. Based on the range of adjusted per square foot values indicated by the selected transactions, as well as its own specific analysis of the North Property characteristics, Duff & Phelps estimated that a reasonable range of risk-adjusted value for the North Property was $55 per square foot to $65 per square foot. Multiplying the North Property’s 292,414 square footage by the $55 to $65 estimated range resulted in value indications of approximately $16,100,000 to $19,000,000 for the North Property.

Sales Comparison Grid & Adjustments
North Property

	SUBJECT	COMPARABLE NO. 1		COMPARABLE NO. 2		COMPARABLE NO. 3		COMPARABLE NO. 4		COMPARABLE NO. 5		COMPARABLE NO. 6		COMPARABLE NO. 7
Property Name	North Property	Alvarado Business		Plaza Commerce		Napa Airport Centre		33200-33220 Lewis		Baypointe Centre		Todd Road Buildings		1331 Commerce St
		Center		Center				Ave
Location	2064 Gravenstein Highway N	2975 Volpey Way		30069-30083 &		770 Skyway Ct		33200-33220 Lewis		7411 Central Ave		120, 140, 150, 170,		1331 Commerce St
				30085-30099 Ahern				Ave				180 Todd Rd
City, State	Sebastopol, California	Union City, CA		Union City, CA		Napa, CA		Union City, CA		Newark, CA		Santa Rosa, CA		Petaluma, CA
Sale Price	----	$4,300,000		$6,300,000		$7,575,000		$6,200,000		$9,100,000		$13,000,000		$4,200,000
Sales Price per Sq. Ft.	----	$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Occupancy	87%	0%		85%		100%		100%		0%		87%		0%
Overall Capitalization Rate	----	N/A		7.20%		7.52%		6.50%		N/A		N/A		N/A

Adjustments
Property Rights Conveyed	Leased Fee	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Financing Terms	Market	Market	=	Market	=	Market	=	Market	=	Market	=	Market	=	Market	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Conditions of Sale	Normal	None	=	None	=	None	=	None	=	None	=	None	=	None	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Expenditures Made After Sale	Normal	None	=	None	=	None	=	None	=	None	=	None	=	None	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Market Conditions	Mar-11	Feb-11	=	Dec-10	=	Dec-10	=	Dec-10	=	Oct-10	=	Listing	-	Listing	-
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$75.32		$46.67

Location/Physical Adjustments
Location	Average	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=
Access/Visibility	Average	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=	Superior	-	Similar	=
Size	292,414	60,080	-	86,271	-	101,200	-	98,500	-	143,086	-	138,070	-	72,000	-
Year Built/Condition	1900 - 1978/Average	1982 / Similar	=	1986 / Superior	-	2000 / Superior	-	2000 / Superior	-	1997 / Superior	-	1965 / Similar	=	1981 / Similar	=
Land-to-building ratio (excl water treatment)	4.47	2.10	=	5.29	=	2.32	=	2.65	=	2.43	=	18.22	-	2.49	=
Clear Height	15' - 28'	24'0"	=	15'0"-17'0"	=	26'5"	=	24'0"	=	24'0"	=	16' - 36'	=	N/A	=
Percent Office	0.20%	4.33%	-	N/A	=	6.92%	-	6.60%	-	12.58%	-	2.32%	=	15.09%	-
Occupancy & Additional Income	Stabilized Occ & Yard Income	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+
Total Location/Physical Adjustments			=		-		-		-		-		-		-

Adjusted Price/Sq. Ft.:		$71.57		$69.37		$59.88		$50.36		$54.06		$52.73		$42.00

Compiled by Duff & Phelps

South Property

In its analysis of the South Property, Duff & Phelps utilized the income capitalization approach and sales comparison approach to estimate a reasonable range for the fair market value of the property. The income capitalization approach was performed using the discounted cash flow method and the direct capitalization method. Based on Duff & Phelps research, including industry surveys and an analysis of implied capitalization rates for selected sales of industrial properties (see schedule on page 21), as well as its professional judgment, Duff & Phelps made the following assumptions with regards to the income capitalization approach:  annual contract rent growth of 3.00% per year; annual market rent growth of 3.00% per year; an overall capitalization rate of 8.25%; a terminal capitalization rate of 8.50%; and a discount rate range of 9.00% to 10.00%. The resulting estimated value range utilizing the discounted cash flow analysis was $3,400,000 to $3,700,000. The resulting estimated value point utilizing the direct capitalization approach was $3,000,000.

The sales comparison approach was performed utilizing five completed transactions and two current listings, with adjustments for transactional and property characteristics (see schedule below). No property considered in this analysis is identical to the South Property. Based on the range of adjusted per square foot values indicated by the selected transactions, as well as its own specific analysis of the South Property characteristics, Duff & Phelps estimated that a reasonable range of the risk-adjusted value for the South Property was $42 per square foot to $47 per square foot. Multiplying the South Property’s 85,882 square footage by the $42 to $47 estimated range resulted in value indications of approximately $3,600,000 to $4,000,000 for the South Property.

Sales Comparison Grid & Adjustments
South Property

	SUBJECT	COMPARABLE NO. 1		COMPARABLE NO. 2		COMPARABLE NO. 3		COMPARABLE NO. 4		COMPARABLE NO. 5		COMPARABLE NO. 6		COMPARABLE NO. 7
Property Name	South Property	Alvarado Business		Plaza Commerce Center		Napa Airport Centre		33200-33220 Lewis Ave		Baypointe Centre		Todd Road Buildings		1331 Commerce St
		Center
Location	1291, 1293, 1365, 1382	2975 Volpey Way		30069-30083 & 30085-		770 Skyway Ct		33200-33220 Lewis Ave		7411 Central Ave		120, 140, 150, 170, 180		1331 Commerce St
	Gravenstein Highway S			30099 Ahern Ave								Todd Rd
City, State	Sebastopol, California	Union City, CA		Union City, CA		Napa, CA		Union City, CA		Newark, CA		Santa Rosa, CA		Petaluma, CA
Sale Price	----	$4,300,000		$6,300,000		$7,575,000		$6,200,000		$9,100,000		$13,000,000		$4,200,000
Sales Price per Sq. Ft.	----	$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Occupancy	84%	0%		85%		100%		100%		0%		87%		0%
Overall Capitalization Rate	----	N/A		7.20%		7.52%		6.50%		N/A		N/A		N/A

Adjustments
Property Rights Conveyed	Leased Fee	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=	Leased Fee	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Financing Terms	Market	Market	=	Market	=	Market	=	Market	=	Market	=	Market	=	Market	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Conditions of Sale	Normal	None	=	None	=	None	=	None	=	None	=	None	=	None	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Expenditures Made After Sale	Normal	None	=	None	=	None	=	None	=	None	=	None	=	None	=
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$94.16		$58.33
Market Conditions	Mar-11	Feb-11	=	Dec-10	=	Dec-10	=	Dec-10	=	Oct-10	=	Listing	-	Listing	-
Adjusted Unit Sales Price		$71.57		$73.03		$74.85		$62.94		$63.60		$75.32		$46.67

Location/Physical Adjustments
Location	Average	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=	Similar	=
Access/Visibility	Fair	Superior	-	Superior	-	Superior	-	Superior	-	Superior	-	Superior	-	Superior	-
Size	85,882	60,080	=	86,271	=	101,200	=	98,500	=	143,086	=	138,070	=	72,000	=
Year Built/Condition	1940-1950/Fair	1982 / Superior	-	1986 / Superior	-	2000 / Superior	-	2000 / Superior	-	1997 / Superior	-	1965 / Superior	-	1981 / Superior	-
Land-to-building ratio (excl water treatment)	2.61	2.10	=	5.29	=	2.32	=	2.65	=	2.43	=	18.22	-	2.49	=
Clear Height	15' - 30'	24'0"	=	15'0"-17'0"	=	26'5"	=	24'0"	=	24'0"	=	16' - 36'	=	N/A	=
Percent Office	2.18%	4.33%	=	N/A	=	6.92%	-	6.60%	-	12.58%	-	2.32%	=	15.09%	-
Occupancy & Additional Income	Current Occ & Yard Income	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+	Inferior	+
Total Location/Physical Adjustments			-		-		-		-		-		-		-

Adjusted Price/Sq. Ft.:		$53.68		$51.12		$41.17		$34.62		$34.98		$45.19		$30.33

Compiled by Duff & Phelps

Based on discussions with SonomaWest management, it was determined that approximately 2 acres of land on the South Property would be considered excess land. The sales comparison approach was utilized to value the excess land. Duff & Phelps selected four comparable transactions and made adjustments for transactional and property characteristics (see schedule below). Duff & Phelps estimated that the risk adjusted value per square foot derived from the selected transactions was approximately $8.50 per square foot. Multiplying the 87,120 square footage of the excess land by $8.50 per square foot resulted in a value indication of approximately $740,000.  Due to the fact that the excess land parcel is not connected to the city or county water and sewer lines, an estimated $40,000 was deducted from the excess land value to bring pipe and sewer connections to the site. This resulted in a value indication of approximately $700,000 for the excess land.

Land Sales Comparison Grid & Adjustments
South Property

	SUBJECT	COMPARABLE NO. 1		COMPARABLE NO. 2		COMPARABLE NO. 3		COMPARABLE NO. 4
Location	1291, 1293, 1365, 1382 Gravenstein	271 Cresco Ct		364 Bellevue Ave		900 Mitchell Ln		2371 Circadian Way
	Highway S
City, State	Sebastopol, California	Santa Rosa, CA		Santa Rosa, CA		Windsor, CA		Santa Rosa, CA
Sale Price	----	$2,100,000		$1,163,000		$1,650,000		$827,000
Sales Price per Sq. Ft.	----	$8.05		$9.50		$11.66		$9.49
Adjustments
Property Rights Conveyed	Fee Simple	Fee Simple	=	Fee Simple	=	Fee Simple	=	Fee Simple	=
Adjusted Unit Sales Price		$8.05		$9.50		$11.66		$9.49
Financing Terms	Market	Market	=	Market	=	Market	=	Market	=
Adjusted Unit Sales Price		$8.05		$9.50		$11.66		$9.49
Conditions of Sale	Normal	None	=	None	=	None	=	None	=
Adjusted Unit Sales Price		$8.05		$9.50		$11.66		$9.49
Market Conditions	Mar-11	May-10	=	Mar-09	+	Feb-09	+	Listing	-
Adjusted Unit Sales Price		$8.05		$10.45		$12.82		$8.07
Location/Physical Adjustments
Location	Average	Superior	-	Superior	-	Similar	=	Superior	-
Access/Visibility	Average	Similar	=	Similar	=	Similar	=	Similar	=
Size	87,120	260,924	+	122,403	-	141,570	-	87,120	=
Shape/Topography	Irregular, Gently Sloping	Similar	=	Similar	=	Similar	=	Similar	=
Utilities to Site	All to site*	All to site	=	All to site	=	All to site	=	All to site	=
Zoning/Intended Use	M1, Industrial	M3, Limited Rural Industrial	=	M1, Limited Urban Industrial	=	LI, Light Industrial/Industrial	=	BP, Industrial Business	=
		District/Industrial		District/Hold for Industrial				Park/Industrial
Total Location/Physical Adjustments			-		-		-		-
Adjusted Price/Sq. Ft.:		$7.65		$8.36		$11.54		$6.86

Compiled by Duff & Phelps

The table below summarizes the indicated ranges of estimated value of the North Property and South Property as determined by Duff & Phelps.

North Property Valuation Summary

Sales Comparison Approach	$16,100,000	-	$19,000,000
Income Capitalization Approach	16,600,000	-	17,900,000

Indicated Market Value Range	$16,100,000	-	$19,000,000

South Valuation Summary

Excess Land Value	$700,000	-	$700,000

Sales Comparison Approach (1)	3,600,000	-	4,000,000
Income Capitalization Approach (1)	3,000,000	-	3,700,000

Indicated Market Value Range	$3,700,000	-	$4,700,000

(1) Exclusive of excess land value.

The estimated real estate values determined by Duff & Phelps were then adjusted to account for taxes that would be paid upon the sale of the property, estimated closing costs of 1.75%, and estimated legal costs related to the sale of the properties, which estimates were provided by Company management. The resulting estimated net proceeds for the sale of the real estate ranged from $12,031,000 to $14,291,000. See schedule below:

Estimated Value of Subject Properties, Net of Taxes - Low End of Range		Estimated Value of Subject Properties, Net of Taxes - High End of Range
($ in thousands)		($ in thousands)

FMV North Property	$16,100	FMV North Property	$19,000
FMV South Property	3,700	FMV South Property	4,700
Total Transaction Price	19,800	Total Transaction Price	23,700
Taxes		Taxes
Basis (1)	1,547	Basis (1)	1,547
Taxable Gains	18,253	Taxable Gains	22,153
Taxes on Gains @ 40.0% (2)	7,301	Taxes on Gains @ 40.0% (2)	8,861
County Taxes ($1.10 per $1,000)	22	County Taxes ($1.10 per $1,000)	26
City Taxes ($2.00 per $1,000)	40	City Taxes ($2.00 per $1,000)	47
Total Taxes Paid	7,363	Total Taxes Paid	8,935
Closing Costs		Closing Costs
North Property @ 1.75%	282	North Property @ 1.75%	333
South Property @ 1.75%	65	South Property @ 1.75%	82
Total Closing Costs	347	Total Closing Costs	415
Estimated Legal Expenses Related to Sale of the Properties	60	Estimated Legal Expenses Related to Sale of the Properties	60
Estimated Real Estate Proceeds Net of Taxes and Closing Costs	$12,031	Estimated Real Estate Proceeds Net of Taxes and Closing Costs	$14,291

(1) Per Company management
(2) Tax rate estimated based on discussions with Company management

Historical Stock Trading and Premium Analysis

Historical Stock Trading Analysis. Duff & Phelps reviewed the historical trading prices and volume of SonomaWest’s Common Stock over the twelve months ended April 1, 2011. In particular, Duff & Phelps observed that SonomaWest’s Common Stock has limited liquidity, with sporadic trading activity.

Premium Analysis.  Based on the limited public float and liquidity in SonomaWest’s Common Stock, the absence of analyst coverage, and the lack of institutional investor support, Duff & Phelps observed that SonomaWest’s market price may not necessarily reflect the underlying intrinsic value of SonomaWest. Therefore, the premium implied by the Consideration, relative to SonomaWest’s publicly traded Common Stock price, may not be comparable to premiums offered for public companies with larger market capitalizations and more liquidity in their stock. Nonetheless, Duff & Phelps assessed the premium implied by the Consideration relative to the public trading price of SonomaWest Common Stock and the size of that premium relative to premiums paid in the overall public company M&A market, public-to-private transactions and transactions involving majority shareholder purchases of the remaining shares outstanding in going-private transactions. Duff & Phelps observed the following:

•
The median premiums paid (excluding discounts) in public-to-private transactions for public companies, most of which had larger market capitalizations and more liquidity in their stock, between March 2007 and March 2011 (reflecting 556 transactions) was 26.8% measured one day before announcement, 28.0% measured one week prior to announcement, and 30.8% measured four weeks prior to announcement.

•
The median premiums paid (excluding discounts) in public-to-private transactions for public companies, most of which had larger market capitalizations and more liquidity in their stock, where the majority shareholder purchased all of the remaining shares outstanding between March 2007 and March 2011 (reflecting 76 transactions) was 25.4% measured one day before announcement, 26.9% measured one week prior to announcement, and 29.1% measured four weeks prior to announcement.

•
Duff & Phelps’ analysis indicated that the premium represented by the Consideration, relative to the SonomaWest closing Common Stock prices one day, one week, and four weeks prior to the date of the February 18, 2011 initial announcement of a tender offer, was 54.6%, 60.8%, and 67.5%, respectively, which compares favorably to the premiums observed in the public company mergers and acquisitions market.

Premiums Paid Analysis - Going Private Transactions
Transactions announced, closed, or effective from March 2007 - March 2011

	Majority Shareholder Purchases Remaining Outstanding Shares			Public-to-Private Transactions

	One-Day Prior to	One-Week Prior to	One-Month Prior to	One-Day Prior to	One-Week Prior to	One-Month Prior to
	Announcement Date	Announcement Date	Announcement Date	Announcement Date	Announcement Date	Announcement Date

Overall Median	25.4%	26.9%	29.1%	26.8%	28.0%	30.8%

Overall Mean	38.4%	39.2%	52.7%	43.0%	44.9%	59.2%

Sonoma West Implied $10.05 Offer Premium	54.6%	60.8%	67.5%	54.6%	60.8%	67.5%

Note: Excludes negative premiums

Source: Capital IQ

Valuation Analysis Conclusions. Duff & Phelps’ valuation analysis, as summarized above, resulted in indications of SonomaWest’s total equity value ranging from approximately $11.3 million to $13.6 million. After deducting the value of the Company’s stock options, Duff & Phelps concluded upon a range of common equity value for SonomaWest of approximately $11.3 million to $13.5 million, as compared with the total common equity value of approximately $12.6 million implied by the Consideration. Based on 1,251,367 outstanding shares of Common Stock, Duff & Phelps’ analysis implied a range of values from $9.03 per share to $10.80 per share, as compared with the Consideration of $10.05 per share. Duff & Phelps observed that its analysis supported a determination of fairness from a financial point of view.

Other

The issuance of Duff & Phelps’s opinion was approved by its fairness opinion review committee.

Duff & Phelps is a nationally recognized financial advisory and investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Prior to its engagement in connection with the Transaction, Duff & Phelps has not provided advisory services to SonomaWest. Duff & Phelps has not had any material relationship with any party to the Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation contemplated.

The Company’s engagement letter with Duff & Phelps provides that Duff & Phelps is entitled to receive customary fees for its services, and that a portion of such fees is payable upon Duff & Phelps informing the Special Committee that it is prepared to deliver its opinion. The Company has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to the Special Committee.

Fees and Expenses

Pursuant to a letter agreement dated March 8, 2011, the Company paid Duff & Phelps a cash retainer fee of $62,500. The Company also agreed to pay Duff & Phelps a cash fee of $62,500 upon notification from Duff & Phelps that it was prepared to deliver a fairness opinion, and cash fees based upon Duff & Phelps’ standard hourly rates for certain additional services that Duff & Phelps might be called upon to perform. As of the date hereof, Duff & Phelps had not performed and has not been paid for any such additional services. The Company also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates, and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’ engagement.

Interests of Certain Persons in the Merger

Stockholders should be aware that certain executive officers and directors of the Company and its affiliates, and SAC and its affiliates, have interests in the Merger which are described in this Information Statement, and which may present such persons with certain actual or potential conflicts of interest with respect to the Merger.

Common Executive Officers and Directors

Craig R. Stapleton, the Company’s Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer, is the sole director and sole executive officer of SAC.

Compensation of Executive Officers

The following table sets forth certain information concerning compensation information of each person that served as an executive officer of the Company during the fiscal years ended June 30, 2010 and June 30, 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Walker R. Stapleton,	2010	210,000	—	—	35,114	245,114
Chief Executive Officer, Chief Financial Officer	2009	210,000	185,555	—	35,511	431,066

On December 31, 2010, Walker R. Stapleton tendered his resignation from his positions as SonomaWest’s President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors and as a director of the Company, effective as of such date. On the same day, the Board appointed Craig R. Stapleton, to the positions of President, Chief Executive Officer and Chief Financial Officer of the Company, effective upon the resignation by Walker R. Stapleton from such positions. The Board also elected Mr. Craig R. Stapleton as a director of the Company and as Chairman of the Board to fill the vacancies in these positions resulting from Walker R. Stapleton’s resignation. Mr. Craig R. Stapleton receives an annual base salary of $60,000 for his service as the Company’s President, Chief Executive Officer and Chief Financial Officer. Mr. Craig R. Stapleton has not been granted nor holds any SonomaWest stock options or similar securities.

Consulting Agreements

The Company has entered into a consulting agreement with Bugatto Investment Company, for whom Mr. David J. Bugatto, a director of SonomaWest and member of the Special Committee, serves as President. Under the consulting agreement, which became effective July 1, 2010, Bugatto Investment Company has agreed to provide real estate consulting services, as reasonably requested by SonomaWest, for a one-year term at an hourly rate of $250 per hour.

Mr. Walker R. Stapleton, a member of the Stapleton Group and the former President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of SonomaWest, agreed to provide consulting services to SonomaWest pursuant to a consulting agreement dated January 1, 2011 between SonomaWest and Rocky Mountain Trust, LLC. The consulting services to be provided under the consulting agreement include but are not limited to assisting and advising the Company’s Chief Executive Officer in business matters, assisting and advising in establishing and managing tenant relationships at SonomaWest properties, attending and participating in meetings and conference calls and such other services as may be mutually agreed by the parties. Under the consulting agreement, Mr. Walker R. Stapleton receives an hourly fee of $250 per hour, with an annual maximum of $150,000. The term of the consulting agreement is for one year, unless earlier terminated in accordance with its terms. Through March 31, 2011, SonomaWest incurred $34,000 for consulting services rendered pursuant to the consulting agreement.

Compensation of Directors and Special Committee Members

During fiscal year 2010, the Company’s non-employee directors were paid cash fees for their service on the Board and on committees of the Board as follows: David J. Bugatto, $32,000; Robert W.C. Davies, $38,000; and Mr. David A. Janke, $38,000. In addition, Mr. David J. Bugatto was compensated $4,975 in connection with the Company’s consulting agreement with Bugatto Investment Company. The foregoing fees exclude compensation paid or to be paid to members of the Special Committee for service on the Special Committee as described below.

During 2011, without giving effect to consummation of the Merger, all non-employee directors are receiving a fee of $4,000 per quarter. In addition, each independent director receives an additional fee of $2,000 for each meeting of the Board that such director attends; $1,500 per quarter for service on the Audit Committee or the Compensation Committee, and $1,500 per meeting for service on special or other committees authorized by the board. According to the Offer to Purchase, SAC does not presently intend to seek to retain any independent directors following the Merger.

In addition, each of the members of the Special Committee has been or will be paid $12,000 per month for his service on the Special Committee. These fees are not dependent on the success of the Offer or the Merger and are in addition to such members’ 2011 compensation for serving on the Board discussed above.

The Company’s non-independent director, Mr. Craig R. Stapleton, currently receives an annual base salary of $60,000 for his service as the Company’s President, Chief Executive Officer and Chief Financial Officer.  Mr. Craig R. Stapleton is not expected to receive any fees or awards of Common Stock for his service on the Board in 2011.

Vested Stock Options

Certain directors of SonomaWest and Gwendolyn Toney, a salaried employee of SonomaWest, hold vested options to purchase shares of Common Stock. At the effective time of the Merger, each vested option to purchase shares of Common Stock that is outstanding immediately prior to the effective time of the Merger will be cancelled in consideration of a cash payment equal to the product obtained by multiplying (1) the excess, if any, of the Merger Consideration over the per share exercise price of such option, by (2) the number of shares subject to such option, less required withholding taxes.

The following table summarizes, as of June 1, 2011, with respect to each SonomaWest director and Ms. Toney, the aggregate, positive difference in value between $10.05 and the per share exercise prices (the “Spread Value”) of the options to purchase shares of Common Stock held by each such director and Ms. Toney:

Name	Shares of SonomaWest Common Stock Subject to Options (#)	Per Share Exercise Price ($)	Aggregate Spread Value of Unvested Options ($)
David J. Bugatto	5,000	6.50	17,750
Robert W.C. Davies	5,000	6.50	17,750
David A. Janke	5,000	6.50	17,750
David A. Janke	5,000	13.05	(15,000)
Gwendolyn Toney	1,000	5.70	4,350

Bonus Payment for Salaried Employee

Upon successful completion of the Merger, Michael Babbini, a salaried employee of SonomaWest, will be entitled, pursuant to the terms of Mr. Babbini’s employment agreement, to a bonus equal to 0.75% of the pre-tax fair market value of SonomaWest’s real property (as determined in the reasonable discretion of the SonomaWest board of directors), payable within thirty days of the closing of the Merger.  The Company estimates that the bonus due to Mr. Babbini following successful completion of the Merger will be approximately $165,375.

Other Interests of Executive Officers, Directors and Special Committee Members

Continuing Equity Interest of the Stapleton Group Following the Transaction. Unlike the Unaffiliated Stockholders, who would have no equity interest in the Company following the Merger, the Stapleton Group would have a continuing equity interest in the Company following the Merger by virtue of owning all of the outstanding shares of common stock of the surviving corporation following the Merger.

Certain Interests of the Executive Officer. Mr. Craig R. Stapleton, the sole executive officer of SonomaWest, would maintain his current positions with the surviving corporation following the Merger.

Interest of the Employee Director. Mr. Craig R. Stapleton is the sole employee member of the Board, a position he will continue to hold following the Merger.

Interest of Non-Employee Directors. None of the independent directors of the Company will be retained following the Merger.

Director and Officer Indemnification and Insurance. Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law, or engaged in a transaction from which the director derived an improper personal benefit. To the extent the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided by the Company’s certificate of incorporation currently in effect (the “Charter”), shall be limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company’s bylaws, as currently in effect (the “Bylaws” and, together with the Charter, the “Company Charter Documents”), provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to herein as an “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Moreover, the Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an Agent, or is or was serving at request of another corporation, partnership, joint venture, tug or other enterprise, against expenses (including attorneys’ fees) actually and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Except in limited circumstances, the Company’s Charter Documents further require it to advance, as they are actually incurred and in advance of final disposition of such proceeding, all expenses incurred by such person in connection with such proceeding upon an undertaking by or on behalf of such person to repay such amounts if it should be ultimately determined that such person is not entitled to be indemnified.

The Company maintains insurance policies insuring its directors and officers, including those of its subsidiaries, against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers. SAC has represented and warranted in the Merger Agreement that for six years from the effective time of the Merger, SAC will cause the Company to maintain its existing directors’ and officers’ liability insurance, or an equivalent policy with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies, for the present and former directors and officers of the Company.

In addition, each of the three disinterested directors of SonomaWest is party to an indemnification agreement that provides that (1) SonomaWest will indemnify such individual to the fullest extent permitted by law, including advancement of expenses, for liabilities and expenses that he incurs in his capacity as a director of SonomaWest, and (2) SonomaWest will cover such individual under any directors and officers liability insurance that SonomaWest determines to maintain. The rights under the indemnification agreements are non-exclusive and are in addition to the indemnification rights of the SonomaWest directors and executive officers under any provision of the Certificate of Incorporation or Bylaws of SonomaWest or under applicable law.

Source and Amount of Funds

SAC has advised the Company that it estimates that the total amount of funds required to pay the aggregate Merger Consideration pursuant to the Merger will be approximately $1.8 million. As part of the Merger Agreement, SAC has represented and warranted to the Company that it has sufficient funds available to it to enable it to consummate the transactions contemplated by the Merger Agreement. SAC has advised the Company that Mr. Craig R. Stapleton, the President of SAC and its sole director, intends to loan SAC the necessary funds to pay this amount. Mr. Craig R. Stapleton expects to borrow funds to finance the loan to SAC through a margin securities account with Wells Fargo Bank, N.A. (“Wells Fargo”). The loan from Wells Fargo is expected to be secured by securities owned by Mr. Craig R. Stapleton (other than shares of SonomaWest’s Common Stock). The Wells Fargo loan is expected to bear interest at the applicable Wells Fargo margin interest base rate, which is currently 5.0%. The proceeds of the Wells Fargo loan are expected to be loaned to SAC by Mr. Craig R. Stapleton. The loan from Mr. Craig R. Stapleton to SAC is expected to be payable on demand and to bear an interest rate of 5.0%. It is expected that the loan to SAC by Mr. Craig R. Stapleton will be repaid through a combination of cash on hand at SonomaWest and a refinancing of SonomaWest’s existing term loan with Wells Fargo. The proceeds from such repayment are expected to be used to repay the loan from Wells Fargo to Mr. Craig R. Stapleton. SonomaWest’s refinanced loan with Wells Fargo is expected to be secured by one or more of SonomaWest’s real properties.

Fees and Expenses

Whether or not the Merger is consummated, the Company will incur its own fees and expenses (including the compensation and expenses paid to members of the Special Committee, and the Special Committee’s legal and financial advisors). The Company will not pay any of the fees and expenses to be incurred by SAC.

The following table presents the current estimate of total fees and expenses incurred or to be incurred by the Company (including the Special Committee) in connection with the Offer and the Merger.

Special Committee member fees	$126,000
Independent financial advisor fees	125,000
Legal fees and expenses	175,000
Miscellaneous expenses (including printing and mailing expenses and the out-of-pocket expenses of Special Committee members and the independent financial advisor)	50,000
Total	$476,000

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the time of the Merger, SAC will merge with and into SonomaWest, with SonomaWest continuing as the surviving corporation. The time of the filing of the certificate of merger with the Secretary of State of the State of Delaware will be the effective time of the Merger.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our Common Stock into the right to receive the Merger Consideration in cash, without interest, will occur automatically at the effective time of the Merger. Promptly following the effective time of the Merger, our paying agent for the Merger will send a letter of transmittal to each holder of record of a certificate or certificates of SonomaWest Common Stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our Common Stock. Stockholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of our Common Stock that is not registered in the records of our transfer agent, the cash consideration for shares of our Common Stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•
the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

The cash paid upon conversion of shares of our Common Stock will be issued in full satisfaction of all rights relating to shares of our Common Stock.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Certain Effects of the Merger

If the Merger is completed, SonomaWest will become a privately-held corporation owned by the individual members of the Stapleton Group and the SonomaWest’s Common Stock will cease to be publicly traded on the over-the-counter “Pink Sheets.” In addition, upon consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act will be terminated upon application to the SEC.

Upon consummation of the Merger, you will cease to have rights as a stockholder, other than your right to either receive the Merger Consideration or to exercise your appraisal rights, and you will no longer have any interest in any of our future earnings or growth, if any.

Plans for the Company

Except as otherwise described in this Information Statement, we do not have any current intentions, plans or proposals to engage in any of the following, other than in connection with our current strategic planning:

•	an extraordinary corporate transaction following consummation of the Merger involving SonomaWest’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in SonomaWest’s business.

Nevertheless, following consummation of the Merger, the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Regulatory Approvals

Other than as described in this Information Statement, the Company is not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required to complete the Merger. Should any such approval or other action be required, the Company currently expects such approval or other action would be sought or taken.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex C to this Information Statement and incorporated herein by reference. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow any of these statutory procedures set forth in Annex C may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

Under the DGCL, stockholders of SonomaWest are entitled to appraisal rights for any or all of the shares held by them at the effective time of the Merger provided that they comply with the conditions established by Section 262 of the DGCL (“Section 262”). Annexed as Annex C to this Information Statement is a copy of Section 262 which sets forth your statutory rights of appraisal and the procedures for effecting these rights.

Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

Notification of Availability of Appraisal Rights; Electing to Exercise Appraisal Rights

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective date of the merger or the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders. This Information Statement constitutes notice to holders of SonomaWest’s Common Stock concerning the availability of appraisal rights under Section 262.

A stockholder electing to exercise appraisal rights must demand in writing from SonomaWest the appraisal of his, her or its shares within 20 days after the date of mailing of this Information Statement. Accordingly, this 20 day period will terminate on June 23, 2011. Such demand will be sufficient if it reasonably informs SonomaWest of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares.

A demand for appraisal must be delivered to: Corporate Secretary, SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.

Only Record Holders May Demand Appraisal Rights

Only a record holder of Common Stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•
An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•
A holder of record, such as a broker or bank, who holds shares of Common Stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to shares of Common Stock held for one or more beneficial owners while not exercising these rights for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of Common Stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the record holder. SonomaWest stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers, banks or other nominees to determine the procedures they must follow in order for their brokers, banks or other nominees to exercise appraisal rights in respect of their shares of Common Stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the Merger, SonomaWest or any stockholder who has satisfied the foregoing conditions to demand appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of SonomaWest’s Common Stock. SonomaWest will not have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from SonomaWest a statement of the total number of shares of Common Stock with respect to which demands for appraisal have been received and the total number of holders of these shares. SonomaWest will be required to mail these statements within ten days after it receives a written request or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of Common Stock owned by the stockholders and determine their fair value.

In determining fair value, the court may consider a number of factors including market values of SonomaWest’s Common Stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the Merger. The court will also determine the amount of interest, if any, to be paid upon the value of the SonomaWest’s Common Stock to the stockholders entitled to appraisal.

The value determined by the court for SonomaWest’s Common Stock could be more than, less than, or the same as the Merger Consideration. The form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of shares of Common Stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right To Dividends; Tax Consequences

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the Merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the Merger. We describe under the section of this Information Statement titled “The Merger—Material United States Federal Income Tax Consequences of the Merger,” the tax consequences to a SonomaWest stockholder who receives cash for his or her shares of Common Stock.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of SonomaWest’s Common Stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. A stockholder will also lose the right to an appraisal by delivering to SonomaWest a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the Merger requires SonomaWest’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the Merger Consideration otherwise payable pursuant to the Merger, without interest.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial holders of SonomaWest shares upon the exchange of SonomaWest shares for cash pursuant to the Merger. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with SonomaWest shares held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment), and does not address tax considerations applicable to any holder of SonomaWest shares that may be subject to special treatment under the United States federal income tax laws, including, for example:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of SonomaWest shares that received the SonomaWest shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the SonomaWest shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	any person who owns or has owned directly, indirectly or constructively 5% or more of the outstanding SonomaWest shares or any affiliate of such person;

•	a person who recognizes passive activity losses for United States income tax purposes;

•	a United States expatriate;

•	any person who will, following the Merger, own shares of the surviving corporation, in each case directly or by operation of certain attribution rules in the Code; or

•	any holder of SonomaWest shares that previously entered into a tender agreement as part of the transactions described in this Information Statement.

Non-United States holders (as defined below) should consult their tax advisors regarding U.S. tax rules governing the disposition of United States real property interests.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds SonomaWest shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the SonomaWest shares pursuant to the Merger. Moreover, this summary does not discuss alternative minimum tax consequences, if any, to holders of SonomaWest shares.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Information Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out below is intended only as a summary of the material United States federal income tax consequences to a holder of SonomaWest shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of SonomaWest shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments with Respect to SonomaWest Shares

The exchange of SonomaWest shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for SonomaWest shares pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the SonomaWest shares. Such gain or loss will be determined separately for each block of SonomaWest shares (i.e., SonomaWest shares acquired at the same cost in a single transaction), and will be capital gain or loss. Any capital gain will be long-term capital gain or loss if such United States holder’s holding period for the SonomaWest shares is more than one year at the time of the exchange of such holder’s SonomaWest shares for cash.

Short-term capital gains of non-corporate United States holders are generally currently taxable at rates of up to 35%. Long-term capital gains of non-corporate United States holders are currently subject to a reduced maximum rate of 15%. The deductibility of capital losses is subject to limitations.

United States holders may be required to certify to their status as a non-foreign person for U.S. income tax purposes in order to avoid withholding which would be required with respect to payments to foreign persons in certain circumstances. If a United States holder refuses to provide such a certification, and SonomaWest determines that such withholding is required, such withholding would be made at a rate of 10% of the gross amount of any amount payable to the United States holder in exchange for such United States holder’s SonomaWest shares. Any such withholding will serve as a credit against the United States holder’s actual U.S. federal income tax liability, and the holder may obtain a refund of any excess of the amount withheld over the amount of the holder’s actual U.S. federal income tax liability, provided that the United States holder timely completes and files an appropriate refund request with the IRS.

Backup Withholding Tax

Proceeds from the exchange of SonomaWest shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the United States holder timely completes and files an appropriate refund request with the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the depositary.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States holder of SonomaWest shares. A “Non-United States holder” is a beneficial owner of SonomaWest shares that is neither a United States holder nor a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of SonomaWest shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to SonomaWest Shares

A Non-United States holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on the exchange of SonomaWest shares unless:

•
the gain is effectively connected with the conduct of a trade or business by the Non-United States holder within the United States (or, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-United States holder);

•	the Non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (i.e., if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the fair market value of all of our trade or business and real property assets) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-United States holder held SonomaWest shares and, in the case where SonomaWest shares are regularly traded on an established securities market, the Non-United States holder has owned, directly or by attribution pursuant to certain attribution rules, more than 5% of the outstanding shares of SonomaWest at any time within the shorter of the five-year period preceding the exchange of SonomaWest shares or such Non-United States holder’s holding period for the SonomaWest shares.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a Non-United States holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

With respect to the third bullet point above, in order to be treated as a “regularly traded on an established securities market,” during the calendar quarter of disposition, the SonomaWest shares must have been traded on a market utilizing an interdealer quotation system and a broker-dealer must make a market in SonomaWest shares during such quarter. We may not be considered regularly traded on an established securities market for the calendar quarter that includes the date of the exchange of SonomaWest shares. If SonomaWest is not regularly traded on an established securities market at the time of completion of the exchange of SonomaWest shares, SonomaWest will be required to withhold 10% of the gross amount of any payment made to a Non-United States holder in exchange for such Non-United States holder’s SonomaWest shares and any Non-United States holder will be subject to U.S. taxation at rates applicable to capital gains on gain recognized on the sale of our Common Stock. Any such withheld amounts will serve as a credit against the Non-United States holder’s actual U.S. federal income tax liability. We believe that we will be a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup Withholding Tax

A Non-United States holder may be subject to backup withholding tax with respect to the proceeds from disposition of SonomaWest shares pursuant to the Merger, unless, generally, the Non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that the Non-United States holder is not a United States person, or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States holder’s U.S. federal income tax liability, provided that the Non-United States holder timely completes and files an appropriate refund request with the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of SonomaWest shares. Holders of SonomaWest shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their SonomaWest shares for cash in the Merger under any federal, state, foreign or other tax laws.

Legal Proceedings

The Company is not aware of any pending legal proceeding relating to the Merger.

THE MERGER AGREEMENT

This section of this Information Statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Information Statement and is incorporated into this Information Statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. We have included this description of the Merger Agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this Information Statement and in the public filings we make with the SEC, as described in the section of this Information Statement titled “Where You Can Find Additional Information.”

Structure of the Merger

SAC will be merged with and into the Company. After the Merger, the Company will be the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except to the extent the Company’s Charter and Bylaws will be modified as set forth in the Merger Agreement.

Effective Time of the Merger

The Merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware. The filing of the certificate of merger will take place promptly following the satisfaction or waiver of all conditions to the Merger.

Effect of the Merger on Capital Stock

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger other than (i) shares owned by SAC or by the Company and (ii) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive an amount in cash equal to the Merger Consideration. At the effective time of the Merger, all such shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of such shares will thereafter represent only the right to receive the Merger Consideration.

Each share of Common Stock owned by SAC or by the Company will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist. Each share of common stock of SAC issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Each option to acquire shares of Common Stock outstanding immediately prior to the effective time of the Merger, whether or not then vested or exercisable, will be cancelled and converted into the right to receive cash with respect to each share of Common Stock subject to such rights equal in amount to the excess of the Merger Consideration over the per share exercise price under such option, less any required withholding taxes.

Surviving Corporation Officers and Directors

The directors and officers of SAC immediately prior to the effective time of the Merger will be the directors and officers of the Surviving Corporation from and after the effective time of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SAC to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and solely for the benefit of the Company, which Merger Agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The representations and warranties made by SAC to the Company in the Merger Agreement relate to the following matters:

•	due incorporation, valid existence and good standing of SAC;

•
corporate authorization for, and the taking of all corporate actions necessary to execute, deliver and perform SAC’s obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and that the Merger Agreement constitutes a valid and binding agreement of SAC;

•
the absence of any conflict of the execution, delivery and performance by SAC of the Merger Agreement and the consummation by SAC of the transactions contemplated thereby with SAC’s certificate of incorporation or bylaws or with applicable laws in any material respect, and the absence of any material consent or other material action required in connection therewith other than the adoption of the Merger Agreement by a majority of the outstanding shares of Common Stock entitled to vote thereon;

•	SAC’s access to funds sufficient to enable it to consummate the transactions contemplated by the Merger Agreement; and

•
SAC’s causing the Company to maintain for six years from the effective time of the Merger the Company’s existing officers’ and directors’ liability insurance, or an equivalent policy with benefits and levels of coverage at least as favorable as provided in the Company’s current policies, for the present and former officers and directors of the Company.

The Merger Agreement does not contain any representations or warranties made by the Company to SAC.

Covenants and Agreements

Each of the Company and SAC has agreed to use its best efforts to cause the Merger to be consummated.

Conditions to the Merger

The respective obligations of the Company and SAC to effect the Merger are subject to the satisfaction of certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company and SAC to effect the Merger are conditioned upon the following conditions being satisfied:

•	the adoption of the Merger Agreement by a majority of the outstanding shares of Common Stock entitled to vote thereon;

•
the filing with the SEC of preliminary and definitive information statements, and the delivery of a definitive information statement to the Company’s stockholders, in each case pursuant to Regulation 14C promulgated under the Exchange Act, and the expiration of all applicable waiting periods thereunder or under any other federal or state securities laws; and

•	the absence of any judgment, law or other legal restraint or prohibition that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is further conditioned upon the accuracy of the representations and warranties of SAC contained in the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after any stockholder adoption of the Merger Agreement:

•	by mutual written consent of the Company and SAC; or

•
by either the Company or SAC, if a judgment, law or other legal restraint or prohibition makes the Merger illegal or permanently prevents the consummation thereof, unless the issuance of such legal restraint or prohibition was primarily due to the failure of the party seeking termination to perform any of its obligations under the Merger Agreement.

Modification, Amendment and Waiver

The parties may modify or amend the Merger Agreement by written agreement. A party may only waive a provision of the Merger Agreement if such waiver is explicitly set forth in writing by the party so waiving.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of June 1, 2011, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) the Company’s directors, (iii) the Company’s executive officers and (iv) all current directors and executive officers of the Company as a group:

Person	Number (1)		Percentage of Outstanding Shares
Stapleton Acquisition Company	1,075,228	(2)	85.9%
Craig R. Stapleton	1,075,228	(3)	85.9%
Dorothy W. Stapleton	1,075,228	(4)	85.9%
Walker R. Stapleton	1,075,228	(5)	85.9%
Wendy S. Reyes, Trustee of Separate Property Trust	1,075,228	(6)	85.9%
David J. Bugatto	5,000	(7)	*
Robert W.C. Davies	5,000	(8)	*
David A. Janke	10,000	(9)	*
Directors and executive officers as a group	1,095,228		87.5%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of June 1, 2011 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,251,367 outstanding shares of Common Stock as of June 1, 2011.

(2)	Address: 135 East Putnam Avenue, Greenwich, CT 06830.
(3)
Consists of 1,075,228 shares of Common Stock owned by SAC. Mr. Craig R. Stapleton is a member of a “group” with SAC for purposes of Rule 13d-5(b)(1) promulgated under the Exchange Act. Mr. Craig R. Stapleton owns approximately 44% of the equity interests of SAC. Accordingly, Mr. Craig R. Stapleton has a pecuniary interest in approximately 473,100 of the shares of Common Stock owned by SAC. Address: c/o SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.

(4)
Consists of 1,075,228 shares of Common Stock owned by SAC. Mrs. Dorothy W. Stapleton is a member of a “group” with SAC for purposes of Rule 13d-5(b)(1) promulgated under the Exchange Act. Mrs. Dorothy W. Stapleton owns approximately 19% of the equity interests of SAC. Accordingly, Mrs. Dorothy W. Stapleton has a pecuniary interest in approximately 204,293 of the shares of Common Stock owned by SAC. Address: c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

(5)
Consists of 1,075,228 shares of Common Stock owned by SAC. Mr. Walker R. Stapleton is a member of a “group” with SAC for purposes of Rule 13d-5(b)(1) promulgated under the Exchange Act. Mr. Walker R. Stapleton owns approximately 21% of the equity interests of SAC. Accordingly, Mr. Walker R. Stapleton has a pecuniary interest in approximately 225,798 of the shares of Common Stock owned by SAC. Address: c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

(6)
Consists of 1,075,228 shares of Common Stock owned by SAC. Mrs. Wendy S. Reyes, Trustee, Separate Property Trust, is a member of a “group” with SAC for purposes of Rule 13d-5(b)(1) promulgated under the Exchange Act. Mrs. Wendy S. Reyes, Trustee, Separate Property Trust, owns approximately 16% of the equity interests of SAC. Accordingly, Mrs. Wendy S. Reyes, Trustee, Separate Property Trust, has a pecuniary interest in approximately 172,037 of the shares of Common Stock owned by SAC. Address: c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

(7)	Consists of 5,000 shares issuable upon the exercise of stock options held by Mr. Bugatto. Address: c/o SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.

(8)	Consists of 5,000 shares issuable upon the exercise of stock options held by Mr. Davies. Address: c/o SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.
(9)	Consists of 10,000 shares issuable upon the exercise of stock options held by Mr. Janke. Address: c/o SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.

MARKET PRICE OF THE COMPANY’S COMMON STOCK AND DIVIDEND INFORMATION

SonomaWest shares are traded on the on the over-the-counter “Pink Sheets” under the symbol “SWHI.PK,” and have been traded on the Pink Sheets at all times since August 10, 2005. As of June 1, 2011, there were 1,251,367 shares of Common Stock outstanding.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Common Stock reported on the OTC Bulletin Board.

	High	Low
Year Ended December 31, 2009
First Quarter	$6.25	$5.10
Second Quarter	6.50	5.15
Third Quarter	7.50	5.80
Fourth Quarter	8.50	7.40
Year Ended December 31, 2010
First Quarter	$9.15	$7.25
Second Quarter	7.35	5.25
Third Quarter	8.99	4.80
Fourth Quarter	8.99	6.00
Year Ended December 31, 2011
First Quarter	$8.60	$6.00
Second Quarter (through June 1, 2011)	$10.01	$9.85

The $10.05 Merger Consideration represents (i) a 54.6% premium over the closing price of $6.50 for the Common Stock on February 17, 2011, the last full trading day prior to the February Announcement; (ii) a 60.8% premium over the closing price of $6.25 for the Common Stock on February 11, 2011, one week prior to the February Announcement; and (iii) a 67.5% premium over the closing price of $6.00 for the Common Stock on January 18, 2011, one month prior to the February Announcement. On June 1, 2011, the last day trading day prior to the printing of this Information Statement, the closing price of SonomaWest shares reported on the OTC Bulletin Board was $10.00 per share. Stockholders are urged to obtain current market quotations for SonomaWest shares.

SonomaWest paid dividends on its Common Stock in the form of shares of MetroPCS Communications, Inc. common stock in January 2008 valued at $14,702,000, and distributed the remainder of its MetroPCS Communications, Inc. shares to its stockholders on August 18, 2008, valued at $2,648,000. SonomaWest has not paid any dividends on its Common Stock during the past two years.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain or incorporate by reference certain “forward looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” “continue,” “expect,” “target,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “will continue to be,” “would,” “should,” “could,” or “may”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: uncertainties as to the consummation of, or timing of consummation of, the Merger; the possibility that various conditions to the Merger may not be satisfied or waived; any disruptive effects of the Merger on the ability of the Company to maintain relationships with employees, customers, distributors, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; and actual or contingent liabilities. Additional information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2010, as amended, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011. Consider these factors carefully in evaluating the forward-looking statements. Except as otherwise required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

STOCKHOLDERS SHARING AN ADDRESS

Pursuant to the rules of the SEC, services that deliver SonomaWest’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of this Information Statement, unless SonomaWest has received contrary instructions from one or more of the stockholders. Upon written or oral request, SonomaWest will promptly deliver a separate copy of the Information Statement to any stockholder at a shared address to which a single copy of the Information Statement was delivered. Multiple stockholders sharing the same address may also notify SonomaWest if they wish to receive separate copies of SonomaWest’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify SonomaWest of their requests by writing to: Corporate Secretary, SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662 or calling (707) 824-2534.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Information Statement. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as amended;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2010, December 31, 2010 and March 31, 2011; and

•	Our Current Reports on Form 8-K filed on December 23, 2010, January 5, 2011 and May 16, 2011.

To the extent any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this Information Statement.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of the information incorporated by reference, without charge, as described in the section of this Information Statement titled “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, statements and other information are available on the Internet site maintained by the SEC at http://www.sec.gov. You may also call the SEC at 1-800-SEC-0330 for further information. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Corporate Secretary
SonomaWest Holdings, Inc.
2064 Highway 116 North
Sebastopol, CA 95472-2662
(707) 824-2534

You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This Information Statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this Information Statement is accurate as of any date other than such date, and neither the mailing of this Information Statement to our stockholders nor the payment of the Merger Consideration shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2011, by and between Stapleton Acquisition Company, a Delaware corporation (the “Acquiror”), and SonomaWest Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Acquiror and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such corporation and its stockholders;

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Acquiror, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), will merge with and into the Company, with the Company as the surviving corporation (the “Merger”); and

WHEREAS, the Acquiror will deliver to the Company, contemporaneously with the execution and delivery of this Agreement, a duly executed written consent whereby the Acquiror, as a holder of the majority of the outstanding shares of Company Common Stock (as hereinafter defined), adopts this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, the Acquiror shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of the Acquiror shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

2.           Consummation of the Merger.  Subject to the provisions of this Agreement, the parties shall, promptly following the satisfaction or waiver of the conditions set forth in Section 14 and Section 15, duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) complying with Section 251(c) of the DGCL with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (the “Effective Time”).

3.           Effects of the Merger.  The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of the Acquiror shall vest in the Company, as the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of the Acquiror shall become the debts, liabilities, obligations and duties of the Company, as the Surviving Corporation.

4.           Organizational Documents.  The certificate of incorporation of the Company in effect at the Effective Time, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL. The by-laws of the Acquiror in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

5.           Directors and Officers.  The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL.

6.           Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror or the Company or the holders of shares of capital stock of the Acquiror or the Company:

(a)           Cancellation of Certain Company Common Stock.  Each share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), that is owned by the Acquiror or the Company (as treasury stock or otherwise) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 6(a) and (ii) Dissenting Shares (as hereinafter defined)) will be converted into the right to receive $10.05 in cash, without interest (the “Merger Consideration”).

(c)           Cancellation of Shares.  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 8, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 7 hereof.

(d)           Conversion of Acquiror Capital Stock.  Each share of common stock of the Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

7.           Surrender and Payment.

(a)           Prior to the Effective Time, the Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Paying Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). At or promptly following the Effective Time, the Acquiror shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 6(b), the Acquiror shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time, the Acquiror shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange.

(b)           Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 8, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Agreement, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)           If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the person requesting such payment shall pay to the Paying Agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)           All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

(e)           Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws (as hereinafter defined). Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f)           Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

8.           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 6, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who properly exercises appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 6, without interest thereon, upon surrender of such Certificates formerly representing such shares or transfer of such Book-Entry Shares, as the case may be.

9.           Withholding Rights.  Each of the Paying Agent, the Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, the Acquiror or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Paying Agent, the Acquiror or the Surviving Corporation, as the case may be, made such deduction and withholding.

10.           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiror, the posting by such person of a bond, in such reasonable amount as the Acquiror may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Agreement.

11.           Treatment of Stock Options.  The Acquiror and the Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Acquiror, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from the Acquiror and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (a) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 9.

12.           Representations and Warranties of the Acquiror.  The Acquiror hereby represents and warrants to the Company as follows:

(a)           Corporate Existence and Power.  The Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)           Corporate Authorization.  The execution, delivery and performance by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby are within the Acquiror’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Acquiror. This Agreement constitutes a valid and binding agreement of the Acquiror, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)           Non-Contravention.  The execution, delivery and performance by the Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Acquiror, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law in any material respect, (iii) require any material consent or other material action by any person other than the Required Company Stockholder Vote (as defined below).

(d)           Sufficient Funds.  The Acquiror has sufficient funds available to enable it to consummate the transactions contemplated by this Agreement.

(e)           D&O Insurance.  For six years from the Effective Time, the Acquiror shall cause the Company to maintain the Company’s existing officers’ and directors’ liability insurance (or an equivalent policy with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement) for the present and former officers and directors of the Company.

13.           Best Efforts.  Each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner reasonably practicable, the Merger, including, without limitation, the taking of all steps as may be necessary to comply with the requirements of Regulation 14C promulgated under the Securities Exchange of 1934, as amended (the “Exchange Act”).

14.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Stockholder Vote”).

(b)           Information Statement.  The Company shall have filed with the Securities and Exchange Commission a preliminary and definitive Information Statement pursuant to Rule 14c-5 of the Exchange Act and delivered a definitive Information Statement to Company stockholders pursuant to Rule 14c-2 of the Exchange Act, and all applicable waiting periods pursuant to Rule 14c-2 and Rule 14c-5 of the Exchange Act or otherwise pursuant to the Exchange Act or any other federal or state securities laws shall have expired.

(c)           No Injunctions or Restraints.  No judgment, ruling, order, writ injunction or decree (“Judgment”) issued by a court of competent jurisdiction or by any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”), nor any statute, code, decree, law, ordinance, rule or regulation of any Governmental Authority (“Law”), or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

15.           Condition to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following condition:  the representations and warranties of the Acquiror contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, and the Acquiror shall have delivered to the Company a certificate of the Acquiror, executed by the president of the Acquiror, to the foregoing effect.

16.           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote:

(a)           by mutual written consent of the parties hereto; or

(b)           by either party, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 16(b) shall have used its best efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 16(b) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement.

17.           Entire Agreement.  This Agreement together with the Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

18.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

20.           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21.           Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.           Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

24.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Stapleton Acquisition Company

By:	/s/ Craig R. Stapleton
	Name:	Craig R. Stapleton
	Title:	President

SonomaWest Holdings, Inc.

By:	/s/ Craig R. Stapleton
	Name:	Craig R. Stapleton
	Title:	President, Chief Executive Officer and Chief Financial Officer

ANNEX B

OPINION OF DUFF & PHELPS, LLC

Confidential	April 7, 2011

Special Committee of the Board of Directors
SonomaWest Holdings Inc.
2064 Highway 116 North
Sebastopol, CA  95472

Dear Members of the Special Committee:

SonomaWest Holdings Inc. (“SonomaWest” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of the Company to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company, other than SAC, the Stapleton Group and its affiliates (defined below), of the consideration to be received in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

The Proposed Transaction involves the tender offer (the “Offer”) by Stapleton Acquisition Company (“SAC”) to purchase all the outstanding shares of common stock of the Company (the “Common Stock”), other than shares held by SAC, the Company, or Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust (collectively referred to as the “Stapleton Group”), for $10.05 per share in cash (the “Consideration”).  SAC currently owns approximately 48.1% of the outstanding shares of Common Stock.  The Offer is conditioned upon the tender of a majority of the shares of Common Stock not owned by SAC, any director or officer of the Company, or the Company in accordance with Delaware law.  If the Offer is completed, SAC intends to, as soon as reasonably practicable, cause SAC to merge with and into the Company (the “Merger” and, together with the Offer, the “Proposed Transaction”).  Pursuant to the Merger, each outstanding share of Common Stock, other than shares held by SAC or shares held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Consideration.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances.  Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular.  Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.
Discussed the operations, financial condition and future prospects of the Company and the Proposed Transaction with Company management, members of the Special Committee and certain consultants to the Company;

2.	Reviewed the Tender Offer Statement on Schedule TO of SAC and the Schedule 13E-3 Transaction Statement of the members of the Stapleton Group dated April 1, 2011;

3.	Reviewed certain publicly available financial statements and other business and financial information of the Company;

4.
Reviewed certain internal financial statements and other financial and operating data concerning the Company, including those which the Company has identified as being the most current financial statements available;

5.	Reviewed the estimated revenues and wind down expenses prepared by Company management and its advisors;

6.	Performed site visits to the Company’s two properties (the “Subject Properties”), listed below:

a.	2604 North Gravenstein Highway North, Sebastopol, CA

b.	1291, 1293, 1365, and 1382 Gravenstein Highway South, Sebastopol, CA

7.	Reviewed the following documents related to the Subject Properties:

a.	Tenant lists/rent rolls by building, dated as of March 8, 2011;

b.	Operating history on a per property basis for fiscal years 2008 – 2010 and year to date operating history through February 28, 2011;

c.	Operating budget on a per-property basis for the 2011 fiscal year;

d.	Historical capital expenses for fiscal years 2006 – 2010 and fiscal 2011 budget;

8.	Analyzed selected real estate sale transaction data provided by CoStar Group, Inc. (“CoStar”) and public records supporting these transactions;

9.	Analyzed selected lease and asking rents provided by CoStar;

10.	Reviewed industry publications regarding market conditions, capitalization rates and discount rates;

11.	Reviewed the historical trading price and trading volume of the Common Stock; and

12.	Conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the consent of the Special Committee:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections  furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

6.
Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

7.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

In Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.  To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of the date hereof.  This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.  In the event of any such change prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

Duff & Phelps has not been requested to, and did not initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock after the announcement or the consummation of the Proposed Transaction.  This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice.  Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent in each instance. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Proposed Transaction is within a range suggested by certain financial analyses.  The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.  This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.  Duff & Phelps has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to its attention after the date hereof.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated March 8, 2011 (the “Engagement Letter”).  This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services.  No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated.  Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion.  Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be received by the public stockholders of SonomaWest, other than SAC, the Stapleton Group and its affiliates, in the Proposed Transaction is fair from a financial point of view to the public stockholders of the Company, other than SAC, the Stapleton Group and its affiliates (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C

SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.